Exhibit 10.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(DELANO HOTEL, MIAMI BEACH, FLORIDA)

By and Between

MORGANS GROUP LLC

and

VINTAGE DECO HOSPITALITY, LLC

Dated as of March 30, 2013

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of March 30, 2013 (the “Effective Date”), by and between MORGANS GROUP LLC, a Delaware limited liability company (“Seller”), and VINTAGE DECO HOSPITALITY, LLC, a Delaware limited liability company (such entity or any assignee permitted under Section 10.1 below, “Purchaser”). Unless otherwise noted, all capitalized terms set forth in this Agreement shall have the meanings ascribed to them in Annex A attached hereto.

W I T N E S S E T H:

WHEREAS, Seller owns one hundred percent (100%) of the membership interests (the “Interests”) in Beach Hotel Associates LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land located at 1685 Collins Avenue, Miami Beach, Florida and more particularly described in Schedule 1.2(a) attached hereto (the “Land”), together with the hotel and all other improvements and fixtures (collectively, the “Improvements”) located on the Land (the Improvements and the Land are hereinafter sometimes collectively referred to as the “Real Property”) together with all Personal Property (as defined below);

WHEREAS, the Company has engaged Morgans Hotel Group Management, LLC, a Delaware limited liability company (“Manager”), to operate on the Real Property the hotel known as “The Delano” (the “Hotel”) pursuant to that certain Hotel Management Agreement dated as of June 23, 2011 by and between the Company and Manager (the “Existing Management Agreement”);

WHEREAS, concurrently herewith on the Effective Date, Morgans Hotel Group Co., a Delaware corporation and Affiliate of the Company (“MHGC”), and Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership (“YAAF II”), Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership (“YAAF II-P” and together with YAAF II, the “Investors”) and Yucaipa Aggregator Holdings, LLC are entering into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which the Investors have agreed to transfer the Existing Securities (as such term is defined in the Exchange Agreement) to MHGC and enter into certain other agreements, including that certain Investment Agreement dated as of the Effective Date (the “Investment Agreement”) in exchange for, among other things, the transfer to Purchaser of the Interests upon the terms and subject to the conditions set forth in the Exchange Agreement and this Agreement; and

WHEREAS, in accordance with the Exchange Agreement, Seller desires to sell, assign and transfer the Interests, to Purchaser pursuant to the terms and subject to the conditions of this Agreement and the Exchange Agreement, and Purchaser desires to purchase the Interests from Seller pursuant to the terms and subject to the conditions of this Agreement and the Exchange Agreement;

WHEREAS, as of the Closing (as defined below), the Existing Management Agreement will be terminated at Seller’s sole cost and expense and the New Management Agreement (as defined below) between the Company and Manager will become effective;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Purchaser and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions set forth herein and in the Exchange Agreement, Seller agrees to sell, assign, transfer, deliver and convey to Purchaser, and Purchaser agrees to purchase and accept from Seller, the Interests.

1.2 Company Property. The Company’s assets are comprised of the entire fee simple estate in (a) and (b) below and all of the balance of the following:

(a) The Land as described in Schedule 1.2(a) attached hereto.

(b) The Improvements.

(c) All tangible personal property owned or leased by the Company that is (i) used in connection with the operation of the Real Property (including without limitation appliances, furniture, furnishings, equipment, signage, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils, computers, computer equipment and manuals, all owned vehicles and other similar items of personal property) and (ii) located at the Hotel as of the Effective Date or added to the Real Property after the Effective Date but prior to the Closing Date, subject to use and depletion of such tangible personal property in the ordinary course. The tangible personal property described in this Section 1.2(c), is hereinafter referred to collectively as the “Personal Property”.

(d) All contracts or reservations for the use of guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities of the Hotel or located within the Improvements for the Closing Date and the period from and after the Closing Date (collectively, the “Bookings”), and any deposits held by or on behalf of the Company in connection with the Bookings and not previously applied as of the Effective Date (or between the Effective Date and the Closing Date in accordance with the provisions of this Agreement).

(e) All contracts and agreements relating to the upkeep, repair, maintenance or operation of the Real Property or the Personal Property, including all deposits and credits thereunder, excluding any (i) Bookings, (ii) Space Leases, (iii) insurance policies, (iv) the Existing Management Agreement, and (v) any contract or agreement which is terminated or expires on or before the Closing Date (collectively, the “Assigned Agreements”);

(f) that certain Management Agreement, dated as of December 8, 2011 by and between the Company, as “Owner” and LGD Management, LLC, a Nevada limited liability company as “Operator” (the “LGD Management Agreement” and, together with the Assigned Agreements, the “Property Contracts”);

(g) All transferable licenses, franchises and permits owned or held by the Company and used in, necessary for the legal operation of, or relating to the ownership, occupancy or operation of the Property or any part thereof (including the Company’s interest in liquor licenses allowing for sale of alcoholic beverages at all or any part of the Hotel (the “Liquor Licenses”), subject to Purchaser’s compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement (collectively, the “Permits”).

(h) All assignable telephone numbers, TWX numbers, post office boxes, signage rights, utility and development rights and privileges, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Real Property, the Personal Property or both (all of the property described in clauses (g) and (h) of this Section 1.2 that is not specifically deemed excluded being herein referred to, together with any goodwill of the Company in connection with the operation of the Hotel, collectively as the “Intangibles”).

(i) All: (i) food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages) that are in the Hotel as of the Closing Date; (ii) inventory held for sale by the Company to Hotel guests and others in the ordinary course of business including all opened and unopened retail inventory in any area at the Hotel conducting retail sales that is in the Hotel as of the Closing Date (provided, that Purchaser’s use of any such inventory that bears any Retained IP shall be subject to the use restrictions, if any, contained in the New Management Agreement) (collectively, “Retail Inventory”); (iii) engineering, maintenance and housekeeping supplies (including soap and cleaning materials, fuel and materials, stationery and printing items) that are in the Hotel as of the Closing Date (provided, that Purchaser’s use of any such inventory that bears any Retained IP shall be subject to the use restrictions, if any, contained in the New Management Agreement); and (iv) other supplies, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Real Property or the Personal Property that are in the Hotel as of the Closing Date (provided, that Purchaser’s use of any such inventory that bears any Retained IP shall be subject to the use restrictions, if any, contained in the New Management Agreement) (all of the foregoing being referred to herein as the “Consumable Inventory”).

(j) Subject to Purchaser’s payment therefor pursuant to Section 4.4 hereof, the Company’s interest in the cash funds contained in “house banks” for the Hotel as of the Cut-Off Time, whether held in the name of the Company or the Hotel or Manager (defined below) and owned by the Company (collectively, the “House Bank Funds”).

(k) The Receivables to be paid for by Purchaser pursuant to Section 4.4.

(l) Any deposits made by the Company with utility companies or governmental agencies or authorities relating to the Real Property to the extent apportionment is made therefor pursuant to Section 4.4.

(m) The Company’s interest as lessor under leases of space in the Real Property (such leases, the “Space Leases”);

1.3 Property Defined.

(a) The Real Property, the Personal Property, the Bookings, the Property Contracts, the Intangibles, the Consumable Inventory, the Space Leases, the House Bank Funds, the Receivables, and the deposits referred to in Section 1.2(l) are hereinafter sometimes referred to collectively as the “Property”. Notwithstanding the foregoing, the Exchange Consideration shall be adjusted with respect to the House Bank Funds, the Receivables, and the other adjustment items described in Section 4.4.

(b) Notwithstanding anything to the contrary in Section 1.2 or Section 1.3(a), the following items are expressly excluded from the Property:

(i) All cash in Company Accounts (as defined below) other than the House Bank Funds shall be transferred to Seller at Closing subject to the terms of this Agreement.

(ii) Any tradenames, trademarks, service marks, symbols, logos or designs owned or licensed by Seller, MHGC or any of their respective Affiliates (collectively, the “Seller Group”) including, without limitation, the name of any restaurant, bar and/or lounge at the Hotel or any other Morgans Hotel, and any words or designs, marketing materials, concepts and trade dress (such as the menu and the items thereon) related thereto (collectively, the “Retained IP”). Notwithstanding the foregoing, it is acknowledged by Seller Group that any tradenames, trademarks, service marks, symbols, logos or designs that do not contain the word “Delano” and which are owned by TLG Acquisition LLC and its subsidiaries (collectively, “TLG”) related to any restaurant, bar or lounge at the Hotel shall be retained by TLG and the Seller Group shall relinquish any interest it has therein at Closing.

(iii) Except to the extent of the Company’s rights therein (which rights, for the avoidance of doubt, shall be included in the Property), any tangible or intangible property (including, without limitation, fixtures, personal property or intellectual property) owned by: (A) the supplier, vendor, licensor, lessor or other party (other than the Company) under any Company Contract; (B) the tenant under the Space Leases; (C) Manager; (D) any employees; (E) any guests or customers of the Hotel; or (F) any other third party.

1.4 [Intentionally Omitted.]

1.5 Exchange Consideration. Seller shall sell and Purchaser shall purchase the Interests concurrently with delivery of the Existing Securities (as such term is defined in the Exchange Agreement) pursuant to the terms and subject to the conditions of the Exchange Agreement, and for such other consideration set forth in the Exchange Agreement (hereinafter, the “Exchange Consideration”).

1.6 Delivery of Exchange Consideration.

(a) The Investors and/or Purchaser shall deliver the Exchange Consideration to MHGC in accordance with the Exchange Agreement.

(b) All pro-rations, apportionments, and other adjustments to the Exchange Consideration provided for in this Agreement shall be aggregated into a single sum (the “Adjustment”) that represents either (i) a net amount due to Seller in excess of the Exchange Consideration (a “Seller Proration Payment”), or (ii) a net amount due to Purchaser as a credit against the Exchange Consideration (a “Purchaser Credit”). In the event of a Seller Proration Payment, Purchaser shall cause the amount of the Adjustment to be paid to or at the direction of the Seller on the Closing Date. In the event of a Purchaser Credit, Seller shall cause the amount of the Adjustment to be paid to or at the direction of the Purchaser on the Closing Date. For the avoidance of doubt, the aggregate Exchange Consideration to be delivered by the Purchaser at Closing pursuant to the Exchange Agreement shall not be adjusted pursuant to this Agreement, it being the intent of the parties hereto that all pro-rations, apportionments and other adjustments provided for herein be reflected in the Adjustment and paid pursuant to the terms of this Section 1.6(b).

(c) Seller and Purchaser agree that the purchase of the Interests by Purchaser pursuant to this Agreement shall, for federal and all applicable state or local income tax purposes, be treated as an acquisition of the Property, which consists of all of the assets owned by the Company. The Exchange Consideration will be allocated pursuant to the Exchange Agreement among the Real Property, the Property other than the Real Property, and the other assets contemplated to be transferred, conveyed or exchanged pursuant to the Exchange Agreement.

1.7 Management Agreements. Purchaser acknowledges that the Hotel is being operated and managed by Manager pursuant the Existing Management Agreement. Effective as of the Closing and pursuant to an executed termination agreement delivered pursuant to Section 4.2(f), Seller shall cause the Manager to terminate the Existing Management Agreement effective as of the Closing and at Seller’s sole cost and expense, and the Company and Manager will enter into a hotel management agreement and related side letters (collectively, the “New Management Agreement”), all in the form of that attached to that certain Property Information Letter (the “Property Information Letter”) delivered by Seller on the date hereof to Purchaser and the Yucaipa Parties (as defined in the Exchange Agreement).

ARTICLE II

TITLE AND SURVEY

2.1 Title Commitment. Purchaser has obtained a commitment for title insurance with an effective date of March 5, 2013 (Title Order No. 4071112; Ref. No. NBU#180312092), a copy of which is attached hereto as Exhibit E-1 (the “Title Commitment”) covering the Real Property from Chicago Title Insurance Company (the “Title Company”) and has caused the Title Company to deliver to Purchaser a copy of each document referenced in the Title Commitment as an exception to title to the Real Property. Purchaser shall deliver to Seller, within five (5) days after receipt by Purchaser, a copy of any updates (each a “Title Update”) to the Title Commitment issued by the Title Company, provided that if Purchaser shall receive a Title Update less than five (5) days prior to the then scheduled Closing Date, then Purchaser shall deliver same to Seller prior to the Closing.

2.2 Survey. Seller has obtained and delivered to Purchaser and the Title Company, at Seller’s sole cost and expense, a survey of the Real Property prepared by Zurwelle-Whittaker, Inc. and dated August 29, 2012 (the “Survey”).

2.3 Approval of Title.

(a) All matters reflected in the pro forma ALTA title insurance policy (the “Pro Forma”) attached hereto as Exhibit E-2, have been approved by Purchaser. Seller shall, or shall cause the Company, prior to or concurrently with Closing, to remove, satisfy or cure all mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens, notices of commencement or other liens or charges encumbering the Real Property in a fixed sum (or capable of computation as or cured by the payment of a fixed sum) (collectively, “Monetary Encumbrances”) identified in Schedule B-1 of the Title Commitment as requirements for the issuance of the Pro Forma (the “Discharge Matters”), and shall take all actions necessary to discharge any of the matters identified in Schedule B-1 of the Title Commitment.

(b) Purchaser shall have five (5) business days after receipt of a Title Update, if any, to notify Seller, in writing, of such objections as Purchaser may have to anything contained in such Title Update which would have a Material Adverse Effect (as defined in Annex 1 below) or, in the case of Monetary Encumbrances, relate to a sum equal to or in excess of $500,000 (collectively, “Material Title Matters”) other than Permitted Exceptions (and if Purchaser receives a Title Update less than (5) business days prior to a scheduled Pre-Closing Date, then Purchaser shall deliver such written notice to Seller prior to the Closing). In the event Purchaser shall notify Seller, in writing, of objections to Material Title Matters shown on a Title Update, Seller shall have the right, but not the obligation (other than as explicitly set forth in this Agreement), to cure, or cause the Company to cure, such objections. Within five (5) business days after receipt of Purchaser’s notice of objections (or, if sooner, two (2) business days prior to the Pre-Closing Date), Seller shall notify Purchaser in writing whether Seller elects to attempt to cure, or cause the Company to cure, any or all of such objections. If Seller elects not to attempt, or cause the Company to attempt, to cure any objections to Material Title Matters specified in Purchaser’s notice, or if Seller fails (for any reason or no reason) to effect a cure of those objections which it elected to attempt to cure prior to the Pre-Closing Date (or any date to which the Pre-Closing Date has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser’s notice within said five (5) business day period, within two (2) business days thereafter, Purchaser shall notify Seller in writing that it elects either to: (i) accept a conveyance of the Interests, with the Property then subject to the Permitted Exceptions and any Material Title Matter objected to by Purchaser which Seller is unwilling or unable to cure (each of which shall also be deemed to be Permitted Exceptions), without reduction of the Exchange Consideration; (ii) terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, (x) this Agreement and the Exchange Agreement shall terminate, and (y) thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Purchaser’s failure to notify Seller of termination of this Agreement within such two (2) business day period shall be deemed to be an irrevocable election under clause (i) above to accept a conveyance of the Property subject to the Permitted Exceptions and any Material Title Matter.

(c) Without in any way limiting Purchaser’s right to terminate this Agreement and the Exchange Agreement pursuant to Section 2.3(b), in no event and under no circumstances shall Seller have any responsibility or obligation of any kind or nature whatsoever (express or implied) to cure any title matter objected to by Purchaser other than (i) the Discharge Matters and (ii) any Monetary Encumbrance (x) voluntarily created, assumed, suffered, or consented to by Seller or the Company after the Effective Date (whether or not disclosed by a Title Update) or (y) of an involuntary nature which affects the Property and relate to a sum equal to or in excess of $100,000 individually or $500,000 in the aggregate (Monetary Encumbrances of the type described in the foregoing clauses (x) and (y), “New Monetary Encumbrances”). Seller shall, or shall cause the Company, prior to or concurrently with Closing, to remove, satisfy or cure all New Monetary Encumbrances.

2.4 Conveyance of Title. Notwithstanding anything contained herein to the contrary, at Closing, the Real Property shall be owned by the Company, subject to the following exceptions to title (the “Permitted Exceptions”):

(a) Those matters specifically set forth on the Pro Forma.

(b) Any state of facts shown on the Survey.

(c) The lien of all ad valorem real estate taxes not yet due and payable as of the Closing Date, subject to adjustment as herein provided.

(d) All laws, ordinances, rules and regulations of the United States, the State of Florida, any city or other subdivision or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Real Property or the Hotel, as the same may now exist or may be hereafter modified, supplemented or promulgated (collectively, the “Legal Requirements”).

(e) All covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Real Property or the Hotel, provided that, in the case of any of the foregoing items which shall not be of record as of the date hereof, the same do not materially adversely affect the present use of the Real Property or the Hotel.

(f) Any matters over which the Title Company is willing to insure at no additional cost to Purchaser.

(g) Any matters against which the Title Company is willing to provide affirmative insurance against collection from the Company or the Property or interference with the current use of the Real Property at no additional cost to Purchaser.

(h) Any other matter or thing affecting title to the Real Property disclosed by a Title Update that is not a Material Title Matter, a Discharge Matter, a New Monetary Encumbrance or was not objected to by Purchaser or is waived or deemed waived by Purchaser in accordance with Section 2.3 hereof.

(i) All violations of laws, rules, regulations, statutes, ordinances, orders or requirements of law and/or conditions giving rise to the same first issued after the Effective Date.

(j) Occupancy by transient guests of the Hotel and Bookings.

(k) The rights of the tenant under the Space Leases and any person claiming by, through or under such tenants to occupy the space as a tenant only.

2.5 Title Policy. No later than the Pre-Closing Date, Seller and Purchaser shall direct the Title Company to issue at the Closing an ALTA Owner’s Policy 2006 in the form of the Pro Forma including without limitation all endorsements available with such ALTA Owner’s Policy 2006 in Florida (the “Title Policy”), at Purchaser’s sole cost and expense, insuring the Company’s interest in and to the Real Property as of the Closing, subject to only the Permitted Exceptions.

ARTICLE III

INSPECTION

3.1 Right of Inspection.

(a) Purchaser shall have the right, subject to the rights of guests of the Hotel and the tenants under the Space Leases and at no cost to Seller or the Company, to examine at such place or places at the Hotel or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller in connection with the leasing, operation, current maintenance and/or management of the Property (“Property Information”), including, without limitation, the Space Leases, the Property Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, tax certiorari, filings and papers including records used to prepare financial statements and documents relating to the amortization or depreciation of furniture, fixtures and equipment or other capital improvements, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials, materials related to Hotel Employees (as defined below) to the extent Seller and the Company are not prohibited by applicable contracts or law from disclosing such materials, and any other documents relating to the Property in the Company’s or Manager’s possession or control but in all cases excluding attorney client privileged material.

(b) Purchaser shall keep all Property Information confidential, provided that Purchaser may (i) deliver copies of Property Information to its attorneys, accountants and other advisors in connection with the acquisition of the Property and to current and prospective lenders and partners provided that such parties agree to maintain the confidentiality of such Property Information, and (ii) make such disclosures of the Property Information as are required by law, rule or regulation (including the rules or regulations promulgated by the Securities and Exchange Commission or the New York Stock Exchange to the extent such rules or regulations are applicable to such disclosure).

(c) Purchaser understands and agrees that any on-site inspections of the Property shall only be conducted during business hours with not less than one (1) day’s prior notice to Seller (which may be telephonic). Seller may have its respective representatives attend any such inspections. Such physical inspection shall not disturb Hotel guests or the tenant under the Space Leases nor unreasonably interfere with the use of the Property by Seller or Manager. Such physical inspection shall not be invasive in any respect, and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Real Property, Purchaser shall repair any damage to the Property caused by Purchaser or any of its agents, consultants or representatives in connection with Purchaser’s activities at the Property, and restore the Property to the original condition as existed prior to any such inspections and/or tests, at Purchaser’s sole cost and expense; provided that Purchaser shall not be required to fix, and shall not be responsible for, any pre-existing conditions at the Property or exacerbations thereof (other than any exacerbation caused by the gross negligence or willful misconduct of Purchaser or any of its agents, consultants, or representatives).

(d) Purchaser shall not disrupt the Company’s, Manager’s or any tenant’s or guest’s activities on the Real Property and shall not contact Manager’s on-site managers or on-site employees, or any other employees working at the Hotel, any guests of the Property, any party to a Company Contract, the tenants under the Space Leases, any lender providing financing secured by the Real Property or any governmental authority without in each instance obtaining Seller’s prior consent, which consent may not be unreasonably withheld and shall be deemed to have been refused if Seller does not respond to a request made hereunder within 24 hours.

(e) Purchaser shall indemnify, defend, protect and hold Seller and the Company harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries directly arising out of or directly resulting from the inspection of the Property by Purchaser or its agents, employees, representatives, consultants or contractors and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend, protect and hold harmless Seller and the Company (in the case of termination) shall survive Closing or any termination of this Agreement; provided, however, that Purchaser shall not be required to indemnify or hold Seller and/or the Company, as applicable, harmless from any such liability, loss, cost, damage or injury resulting from the gross negligence or willful misconduct of Seller or the Company, as applicable, or any of their respective Affiliates, agents or employees or with respect to any condition existing at the Property prior to the Effective Date (or the exacerbation of any such condition) (other than any exacerbation caused by the gross negligence, or willful misconduct of Purchaser or any of its agents, consultants, or representatives). Purchaser agrees (i) that prior to entering the Property, Purchaser shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver evidence thereof in the form of a policy certificate satisfactory to Seller thereof), at no cost or expense to Seller or the Company, commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of Two Million Dollars ($2,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller, the Company and Manager as additional insured parties, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, employees, representatives or consultants in connection with any such tests and investigations, and (ii) to keep the Property free from all liens and encumbrances on account of any inspections and/or tests made by or for the benefit of Purchaser (other than inchoate liens that secure amounts that are paid prior to delinquency). Purchaser’s insurance may not be canceled or amended prior to Closing except upon not less than thirty (30) days’ prior written notice to Seller. Purchaser’s obligations under this Section 3.1 shall survive a termination of this Agreement.

3.2 Reports. Seller has made, and may hereafter make, available to Purchaser environmental, engineering, soils and other reports regarding the physical condition of the Property in Seller’s possession (the “Reports”) as requested by Purchaser. PURCHASER ACKNOWLEDGES THAT THE REPORTS HAVE BEEN, OR WILL BE, MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS OF FACTS OR OPINIONS SET FORTH THEREIN AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS IN CONNECTION WITH THE PURCHASE OF THE INTERESTS IS UNDERTAKEN AT PURCHASER’S SOLE RISK. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM THE REPORTS. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

ARTICLE IV

CLOSING

4.1 Time and Place; Pre-Closing.

(a) Subject to the provisions of Sections 4.6, 4.7, and 4.8, the consummation of the transaction contemplated hereby and by the Exchange Agreement (“Closing”), as evidenced by the concurrent (i) delivery to Seller of the Exchange Consideration pursuant to the Exchange Agreement, and (ii) delivery to Purchaser of the Assignment of Interests executed by Seller, shall occur on the date provided for the Closing in the Exchange Agreement (the “Closing Date”). The Exchange Consideration, the Assignment of Interests, and the other documents and other items required to be delivered pursuant to Section 4.2 and Section 4.3 shall be delivered, held, and released at the Closing in the manner prescribed by Article 7 of the Exchange Agreement. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

(b) Notwithstanding anything herein to the contrary, the parties shall “pre-close” the sale of the Interests on the date that “pre-closing” occurs under the Exchange Agreement (the “Pre-Closing Date”). The term “pre-close” shall mean that no later than 5:00 p.m. (New York time) on the Pre-Closing Date (i) Seller shall deliver to Purchaser or the Title Company (as applicable), to be held in escrow until released by the Seller at the Closing, all of the documents and items required to be delivered by Seller pursuant to Section 4.2, (other than Section 4.2(k)) and (ii) Purchaser shall deliver to Seller or the Title Company (as applicable), to be held in escrow until released by the Purchaser at the Closing, all of the documents and other items required to be delivered by Purchaser pursuant to Section 4.3 (other than Sections 4.3(a) and 4.3(e)). With respect to the closing adjustments to be made between the parties pursuant to Section 4.4, the adjustments shall continue to be made effective as of the Cut-Off Time, but on the closing statement executed by the parties on the Pre-Closing Date, the parties shall in good faith estimate those adjustments which are not capable of being finalized prior to the Cut-Off Time, and the parties shall reconcile said estimated adjustments pursuant to Section 4.4(k).

4.2 Seller’s Closing Obligations and Deliveries. At Closing, subject to Section 4.1 above, Seller shall make the following deliveries and take the following actions:

(a) Execute and deliver to Purchaser one (1) original counterpart of an Assignment of Membership Interests (the “Assignment of Interests”), in the form attached hereto as Exhibit A and made part hereof.

(b) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.

(c) Deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in the form attached hereto as Exhibit B (the “FIRPTA Affidavit”).

(d) If not already delivered to Purchaser, deliver to Purchaser, originals, or, if unavailable, copies of the Property Contracts and the licenses and Permits, if any, in the possession or control of the Company or any member of the Seller Group, together with such leasing and property files and records which are in the possession or control of the Company, any member the Seller Group, and any keys to security deposit boxes and to the Hotel. The location of such items at the Hotel on the Closing Date in a location identified in writing from Seller to Purchaser shall constitute delivery to Purchaser.

(e) Deliver to Purchaser an executed counterpart closing statement consistent with this Agreement setting forth the Adjustment and otherwise in a customary form mutually acceptable to each of Seller and Purchaser.

(f) Deliver a Purchaser a copy of the termination agreement executed by the Company and Manager, which has the effect of terminating the Existing Management Agreement effective as of the Closing Date.

(g) Deliver to the Title Company (with a copy to Purchaser) a commercially reasonable title affidavit sufficient to allow the Title Company to issue the Title Policy subject to the Permitted Exceptions (the “Title Affidavit”).

(h) Deliver to Purchaser two (2) original counterpart copies of the New Management Agreement.

(i) Deliver to Purchaser two (2) original counterparts of such certificates, applications, forms and other documents as may be required to be submitted to the Florida Department of Professional Business Regulations, Division of Alcoholic Beverages and Tobacco in order to evidence the change in ownership of the Company (the “ABT Transfer Materials”).

(j) Deliver to Purchaser a release and acknowledgement of the cancellation of any and all intercompany debts, payables or other Liabilities of the Company to Seller, Manager or any of their respective Affiliates (other than any debts, payables or Liabilities arising under the New Management Agreement from and after the Closing), in the form attached hereto as Exhibit G, duly executed by Seller, Manager and each Affiliate thereof that is a holder or obligee in respect of any such debts, payables or Liabilities, which release shall be effective on the Closing Date at a time immediately prior to the assignment of the Interests to Purchaser at Closing.

(k) In the event of a Purchaser Credit, deliver to or at the direction of Purchaser the amount of the Adjustment.

(l) Subject to Section 5.7(b), deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.3 Purchaser’s Closing Obligations and Deliveries. At Closing, Purchaser and, with respect to the Exchange Consideration only, the Investors, shall make the following deliveries and take the following actions:

(a) Deliver the Exchange Consideration pursuant to the terms and subject to the conditions set forth in the Exchange Agreement.

(b) Deliver to Seller the same number of original executed counterparts of the instruments described in Sections 4.2(a), 4.2(e), 4.2(h) and 4.2(i).

(c) Deliver to Title Company such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

(d) Deliver to Seller two (2) original counterpart copies of the New Management Agreement.

(e) In the event of a Seller Proration Payment, deliver to or at the direction of Seller the amount of the Adjustment.

(f) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4 Prorations, Credits and Other Adjustments. At Closing, other than the House Bank Funds which are adjusted for in this Section 4.4, all cash on hand or on deposit in any operating account or other account or reserve, security deposits with respect to any Booking as of the Closing Date, utility and governmental agency deposits, deposits held in connection with any Property Contracts to be assumed by Purchaser, whether any of the foregoing are held in the name of the Company or otherwise held on behalf of the Company (the “Company Accounts”) shall be transferred to Seller, and Purchaser and Seller shall prorate all items of income and expense attributable to the ownership and operation of the Hotel which are customarily prorated between a purchaser and seller for a hotel. For clarification it is the intent of the parties that unless specifically outlined differently below that Seller is responsible for all revenues and expenses of the Hotel and the Company attributable to the time prior to Cutoff Time and Purchaser is responsible for all revenues and expenses of the Hotel and the Company attributable to the time after the Cutoff time. At Closing, Purchaser and Seller shall make the prorations, credits, and other adjustments provided for below in, and in accordance with the procedures set forth in, this Section 4.4. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Purchaser and with Purchaser’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments to the Exchange Consideration at Closing required under this Section 4.4 or under any other provision of this Agreement. As soon as Purchaser and Seller have agreed upon the Preliminary Statement, they shall each execute a counterpart thereto and exchange such executed counterparts between one another. The net amount shown as owing to Seller or Purchaser in the Preliminary Statement shall constitute the Adjustment pursuant to Section 1.6(b), subject to any post-Closing adjustments required to be made pursuant to Section 4.4(k).

(a) Proration of Property Taxes.

(i) All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (collectively, “Property Taxes”) with respect to the tax year in which Closing occurs shall be prorated between Purchaser and Seller as of the Closing Date. If the amount of any such Property Taxes is not ascertainable on the Closing Date, the proration for such Property Taxes shall be based on the property tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the Property Taxes in accordance with Section 4.4(k) below and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. Purchaser shall give Seller written notice of the actual amounts of any such bills within five (5) business days after receipt thereof. If, at the time of the Closing, the Hotel is subject to a special assessment or assessments which are payable by the Company and which are or may become payable in installments, then, for the purposes of this Agreement, all of the installments of any such special assessment or assessments which are not delinquent on the Closing Date and which may be paid thereafter shall be equitably apportioned between Seller and Purchaser based upon their respective periods of ownership.

(ii) Any proceedings or claims pending as of the Effective Date to contest any Property Taxes for any taxable period which encompasses any period prior to the date of the Closing shall be assigned by the Company to Seller, and Seller shall retain the right to continue and settle such proceedings or claims and shall be entitled to any refunds or abatements of Property Taxes awarded in such proceedings or claims or in any proceedings instituted by Purchaser to the extent the Property Taxes, refunds or abatements relate to periods of time prior to the Closing Date. After the Effective Date, without the prior written consent of Purchaser (which shall not be withheld unreasonably), Seller shall not, and shall not permit the Company to (A) institute any proceeding to contest any Property Taxes for any period that includes any period after the Closing Date or (B) settle any pending proceeding that relates to Property Taxes payable for any period that includes any period after the Closing Date. Seller shall be responsible for any fees or charges that may now or in the future be billed by its or the Company’s tax certiorari attorneys for services performed prior to the Closing Date (whether with respect to the current tax year or any prior tax year). In addition, Seller shall instruct the Company’s tax certiorari attorneys to turn over to Purchaser all files and materials relating to the current tax year.

(b) General Proration of Expenses. Unless otherwise set forth below, Seller shall receive credit for any pre-paid expenses and Purchaser will receive credit for any unpaid expenses payable post-Closing with respect to the period prior to the Closing based on actual usage or if actual usage is not determinable on a per-diem calculation. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date:

(i) All charges and expenses under any Property Contracts.

(ii) All utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, Purchaser and Seller shall endeavor to have the utility read the meter as close as practicable to the Closing Date, render a final bill payable by Seller based on such reading, Seller shall pay a per diem for any day prior to Closing that does not show on such meter reading and Purchaser shall thereafter be responsible for all subsequent bills relating to such service.

(iii) Prepaid expenses of the Hotel, excluding insurance but including without limitation, the expense of all transferable licenses and permits obtained in connection with the operation of the Hotel.

(iv) All amounts allocable to the pre-Closing period with respect to the agreement with Boucher Brothers Management, Inc. executed in 2013 prior to the Closing (but with an effective date in 2012); provided that the any payment required upon execution of such agreement and any retroactive management or other fee increase shall be allocated as an expense of Seller.

(v) All other Hotel operating expenses, other than employment expenses (which are covered by Section 4.4(c)).

(c) Employment Expenses. All salaries, bonuses, other compensation and employment benefits for unused vacation, holiday, sick leave and personal days if, and to the extent, that amounts are accrued and vested and unused prior to the Closing Date, together with F.I.C.A., unemployment and other payroll taxes and benefits due with respect to the employment of Hotel Employees by Manager, shall be prorated between Seller and Purchaser as of the Closing Date, with accrued vacation and other benefits due to Hotel Employees being determined in accordance with past practices. Manager shall pay the salaries and related benefits that are payable to any Hotel Employees for work performed at the Hotel on the Closing Date, whether prior to or following the time of Closing, and such costs for the Closing Date shall be for the account of Purchaser except to the extent incurred in connection with operations the revenue from which is allocated to Seller in the event that the Cut-Off Time with respect to such items is extended until the early morning of the Closing Date.

(d) Hotel Revenues.

(i) At Closing, Purchaser shall receive credit for one-half (1/2) of all revenues from the Hotel guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including without limitation any sales taxes, room taxes, occupancy taxes and other taxes charged to guests in such rooms that the Company is obligated to remit to the applicable taxing authorities, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Closing Date. All revenues from restaurants, bars, lounges, vending machines and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time, and Seller shall cause the Company to cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall receive a credit for the revenues from, and be responsible for the operating costs reasonably attributable to, such services and operations even though such revenues were generated two (2) hours after the Cut-Off Time.

(ii) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by the Company, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with: (A) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (B) functions commencing after the Cut-Off Time being allocable to Purchaser; and (C) multi-day functions being allocated on a pro rata basis between Seller and Purchaser according to when the event commences and is scheduled to end in relation to the Cut-Off Time.

(iii) At Closing, all accounts receivable of the Hotel and all related operations (collectively, the “Receivables”) shall be retained by the Company, and Seller shall receive a proration credit in an amount equal to the face value of Receivables as set forth on Manager’s books (including, without limitation, Receivables accrued in connection with hotel reservations, the use of guest rooms, as reflected on the guest ledger). Purchaser shall have no right to any adjustment to the prorations with respect to the Receivables on or after Closing for inability to collect outstanding Receivables or otherwise.

(iv) Any operating revenues not otherwise provided for in this Section 4.4, shall be prorated between Purchaser and Seller as of Closing.

(v) Any rents payable under the Space Lease shall be prorated between Purchaser and Seller as of Closing.

(e) Hotel Payables. At Closing, Purchaser shall receive a proration credit equal to the aggregate amount of all outstanding accounts payable for the Hotel as of the Closing Date (“Hotel Payables”) as set forth in a schedule attached to the Preliminary Statement and shall indemnify, defend and hold Seller harmless against any claim for all such Hotel Payables for which Purchaser receives a proration credit (the “Prorated Hotel Payables”). The Company shall retain the obligation to (i) satisfy all Prorated Hotel Payables and (ii) pay for any (A) consumables or other items ordered by or for the benefit of the Company in the ordinary course of business but which are not yet received as of the Closing Date and (B) items or services listed on a purchase order log prepared by Manager which are not yet received as of the Closing Date, which list shall be updated by Manager immediately prior to Closing. There shall not be any adjustment to the Exchange Consideration in connection with the liabilities described in clauses (ii)(A) and (ii)(B) above.

(f) Credit for Deposits. Purchaser shall receive a proration credit equal to the aggregate amount of advance deposits that shall have been received by the Company prior to the Cut-Off Time on account of Bookings and other reservations for use or occupancy of the Property after the Cut-Off Time. Purchaser also shall receive a proration credit for any security deposits paid (and not previously applied) under the Space Leases.

(g) Credit for Cash Banks. Seller shall receive a credit at Closing in an amount equal to all House Bank Funds actually received by Purchaser.

(h) Regarding Hotel Prorations Generally. Unless this Section 4.4 expressly provides otherwise: (i) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time at the Hotel (the “Cut-Off Time”) on the Closing Date; (ii) all prorations shall be made on an actual daily basis; and (iii) for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts for the Lodging Industry, as reasonably modified by Manager for use at the Hotel consistent with past practices within the twelve (12) months preceding the Closing, and otherwise in accordance with generally accepted accounting principles. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of the Company hereunder, Seller shall have no liability for such obligation to the extent of the credit so given, Purchaser shall, or shall cause the Company to, pay and discharge the same, and Purchaser shall indemnify, defend and hold Seller harmless Seller with respect thereto.

(i) Vouchers. Purchaser (i) shall, or shall cause the Company to, honor all outstanding unexpired gift certificates, coupons or other writings issued by the Company or its affiliates prior to the Closing Date that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, “Vouchers”) and the Company shall retain all liability, if any, for all outstanding Vouchers as of the Closing Date; (ii) shall receive a credit against the Exchange Consideration payable at Closing in the amount of the Vouchers listed on a schedule delivered to Purchaser no later than three (3) business days prior to the Pre-Closing Date; and (iii) shall indemnify, defend and hold Seller and the members of Seller Group harmless from and against all claims, liabilities, costs and expenses arising out of a violation of this Section 4.4(i) with respect to the Vouchers listed on such schedule from and after the Closing Date.

(j) Utility and Other Deposits. At Closing, Seller shall be entitled to receive and retain all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Assigned Agreement.

(k) Final Statement; Post-Closing Adjustments. Except for prorations for Property Taxes, which shall be adjusted within fifteen (15) business days of receipt of the tax bill for the tax year in which the Closing occurs, Purchaser and Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing. Purchaser will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) on or before the date that is sixty (60) days following the Closing Date. The party in whose favor the original incorrect adjustment or error was made (the “Adjusting Party”) shall cause the sum necessary to correct such prior incorrect adjustment or error to be paid to the other party, within ten (10) days after completion of the Final Statement. Without limitation on either party’s right to seek resolution pursuant to Section 4.4(l) of a dispute with respect to the prorations provided for herein, such adjustment shall be final and no further adjustment to the prorations provided for herein shall be made.

(l) Resolution of Disputes. In the case of a dispute with regard to the adjustments provided for by this Section 4.4, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, but not to exceed ninety (90) days after Closing, then the parties shall, upon the written request of either party to the other, submit such dispute to PricewaterhouseCoopers (the “Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), the Adjusting Party shall cause the amount resulting from such adjustment or determination to be shall be paid in accordance with Section 4.4(k) within ten (10) business days after the date on which such agreement or determination shall have been made.

(m) Survival. The provisions of this Section 4.4 shall survive Closing for a period of six (6) months.

4.5 Closing Costs.

(a) Transfer Taxes. At Closing, Seller and Purchaser shall complete, sign and acknowledge any and all forms, if any, required for this transaction with respect to State of Florida and/or Miami-Dade County transfer, documentary stamps and/or recordation tax requirements (the “Transfer Tax Laws”). Seller and Purchaser each shall pay fifty percent (50%) of any of the following which are applicable: (i) the taxes imposed under the Transfer Tax Laws, (ii) all bulk sales taxes, sales tax on the sale of the Personal Property (or any part thereof) or any other sales taxes and (iii) any filing fees in connection with the consummation of the transactions contemplated by this Agreement on the Closing Date.

(b) Seller Closing Costs. At Closing, Seller shall also pay: (i) occupancy, hotel or other taxes payable with respect to the operation of the Hotel through the Cut-Off Time; (ii) one-half of all fees and expenses charged by the Title Company in respect of the administration of the transactions contemplated by this Agreement (specifically excluding the premium for the Title Policy or the cost of any endorsements thereto); (iii) the cost of the Survey and any modifications or updates to the Survey; and (iv) all recording and filing fees relating to clearance of the Discharge Matters or any other title matter which Seller agrees to remove pursuant to the terms of this Agreement.

(c) Purchaser Closing Costs. At Closing, Purchaser shall also pay: (i) 100% of the (A) premium for the Title Policy, and (B) cost of any endorsements to the Title Policy, and (ii) one-half of all fees and expenses charged by the Title Company in respect of the administration of the transactions contemplated by this Agreement.

(d) Other Costs. All other costs and expenses incident to this transaction and the Closing thereof shall be paid in a manner consistent with custom for similar transactions in the city where the Hotel is located. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party’s default, such defaulting party shall pay all cancellation fees charged by the Title Company in connection with such cancellation.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) All of the conditions precedent for the benefit of the Investors set forth in the Exchange Agreement shall have been satisfied (or waived by the Investors pursuant to the terms of the Exchange Agreement).

(b) All of the representations and warranties of Seller contained in Sections 5.1 and 5.2(a), 5.2(b), 5.2(c), 5.2(e)(iv), and 5.2(i)(i) shall be true and correct in all material respects as of the Closing Date; provided that such representations and warranties that are qualified as to materiality shall (to the extent so qualified) be true and correct in all respects. It is understood that if there is a breach of any representation or warranty of Seller contained in the balance of Section 5.2 or Section 5.3 as of the Closing Date, such breach shall not constitute a failure of a condition precedent to, or otherwise excuse, the obligation of Purchaser to consummate the transactions contemplated by this Agreement. Nothing in this Section 4.6(b) shall limit Purchaser’s right to pursue its remedies provided in, and subject to, Article VII in the event that any representation or warranty of Seller set forth in Section 5.1, 5.2, or 5.3 is inaccurate as of the Closing.

(c) Deutsche Bank AG New York Branch (“DB”) shall not have failed to fund the loan described in the commitment letter (“Commitment Letter”) from DB and Deutsche Bank Securities Inc. (“DBSI”) dated as of this date and addressed to the Investors because the conditions precedent described in either Sections 5(a) or 5(d) (but with respect to Section 5(d), solely as it relates to the representations and warranties set forth on Exhibit C to the Commitment Letter) of the Commitment Letter are not satisfied; provided that DB’s failure to fund such loan on the basis that the condition in Section 5(d) of the Commitment Letter has not been satisfied shall not be deemed to constitute a failure to satisfy the condition set forth in this paragraph if (x) DBAG has notified Sponsor (as defined in the Commitment Letter) that it has determined, in its sole discretion, that the events, occurrences or circumstances that, individually or in the aggregate, have caused the condition in Section 5(d) to fail to be met with respect to any representation or warranty set forth on Exhibit C thereto (other than due to the occurrence of any casualty or condemnation) have caused, or could reasonably be expected to cause, the Administrative Agent (as defined in the Commitment Letter) or the Lenders (as defined in the Commitment Letter) to suffer any Losses (as defined in the Commitment Letter) in an aggregate amount of $5,000,000 or less and (y) the Sponsor shall have failed to provide a joint and several indemnity to DB in accordance with Section 5 of the Commitment Letter for any such Losses up to a maximum aggregate amount of $5,000,000.

(d) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of Sections 4.2 and 4.5(a) and shall have paid all amounts required to be paid by Seller pursuant to the terms of Section 4.5.

(e) The Title Company shall be irrevocably committed to issue as of the Closing, subject only to payment of title premiums, the Title Policy.

(f) New Monetary Encumbrances shall have been removed, satisfied or cured as provided in the last sentence of Section 2.3(c).

Except as expressly set forth in this Section 4.6, any claim that Seller has not performed and observed in all material respects all covenants, obligations and agreements of this Agreement to be performed and observed by Seller as of the Closing Date shall not constitute a failure of a condition precedent to, or otherwise excuse, the obligation of Purchaser to consummate the transactions contemplated by this Agreement, and Purchaser’s sole and exclusive remedy therefor shall be to close the transactions contemplated by this Agreement and pursue its remedies provided in, and subject to, Article VII.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:

(a) All of the conditions precedent for the benefit of MHGC set forth in the Exchange Agreement (including delivery of the Exchange Consideration) shall have been satisfied (or waived by the Investors pursuant to the terms of the Exchange Agreement).

(b) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date, other than any such covenants, obligations or agreements that are qualified as to materiality, which (to the extent so qualified) Purchaser shall have performed and observed in all respects.

(d) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of Sections 4.3 and 4.5(a) and shall have paid all amounts required to be paid by Seller pursuant to the terms of Section 4.5.

4.8 Conditions Precedent to Obligation of Seller and Purchaser. Notwithstanding anything herein to the contrary but subject to the remainder of this Section 4.8, the obligation of Seller and Purchaser to consummate the transaction hereunder shall be subject to the substantially simultaneous consummation of the transactions described in the Exchange Agreement. This condition precedent may only be waived by both Seller and Purchaser in writing.

4.9 Failure or Waiver of Conditions Precedent. If any of the conditions set forth in Sections 4.6, 4.7, or 4.8 are not fulfilled (other than as a result of a default or breach by either party of their obligations hereunder (in which case the provisions of Article VI shall apply)), or waived on or before the Closing Date, the sole and exclusive remedy available to the party benefited by such conditions shall be to terminate this Agreement by written notice to the other party, in which event this Agreement, the Exchange Agreement, and the Investment Agreement shall terminate and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder or thereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement or the Exchange Agreement. Either party benefited by a condition set forth in Sections 4.6 or 4.7, as applicable, may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties Regarding Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Delaware. Seller has the full right, power and authority to enter into this Agreement and to transfer the Interests pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made or consummated by Seller, subject to any consent rights of parties to the Assigned Agreements or any consents or approvals required for the transfer of any Permits. The person signing this Agreement on behalf of Seller is duly authorized to do so and to deliver it to Purchaser, and this Agreement is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

(b) No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement, Organizational Document (or organizational document of Seller), or instrument by which any of Seller, the Company or the Property is bound, subject to any consent rights of parties to the Assigned Agreements or any consent of approvals required for the transfer of any Permits; (ii) constitute or result in the violation or breach by Seller or the Company of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or the Company or result in the violation of any applicable law, rule or regulation of any governmental authority, which in the case of any of the foregoing would have a Material Adverse Effect.

(c) Litigation/Condemnation. Except as set forth on Schedule 5.1(c) attached to the Property Information Letter, there is no litigation, arbitration or other proceeding which is pending against (or, to Seller’s knowledge, is threatened to be filed against) Seller or the Company (or to Seller’s knowledge pending against any other party), that arises out of the ownership of the Property, or that affects the Property, an adverse determination of which is reasonably likely and would, individually or in the aggregate, have (i) a Material Adverse Effect or (ii) a material adverse impact on Seller’s ability to perform its obligation hereunder. Seller has not received written notice of any condemnation proceedings against the Property nor, to Seller’s knowledge, are any such proceedings threatened.

(d) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations.

(e) Interests.

(i) Seller is the sole legal and beneficial owner of the Interests, free and clear of all Liens. Seller is, and for the five (5) years preceding the Effective Date has been, the sole member of the Company. The Interests constitute all of the issued and outstanding membership or other equity interests in the Company, have been duly authorized and validly issued to Seller in compliance with all applicable laws and the Current LLC Agreement, are fully paid and non-assessable, and are held free and clear of all liens, mortgages, pledges, charges, security interests, options, rights of others, equitable interests, claims, or encumbrances of any kind (collectively, “Liens”).

(ii) Except for the Interests, (A) there are no existing options, warrants, calls, preemptive rights, rights of first refusal, equity appreciation, phantom stock or similar rights, indebtedness having general voting rights or voting debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued equity interests of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any equity interests or voting debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (B) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Interests or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

5.2 Representations and Warranties Regarding the Company. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Organization and Authority of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in the State of Florida, and has all requisite limited liability company power and authority to own the Property and to carry on its business as it is now conducted. For the five (5) years preceding the Effective Date, the Company has not failed to preserve its existence as a limited liability company under the laws of the State of Delaware.

(b) Organizational Documents. The Seller has caused true, correct and complete copies of all of the following to be delivered to Purchaser (collectively, the “Organizational Documents”): (i) the Company’s certificate of limited partnership and all amendments thereto and restatements thereof, (ii) the Company’s certificate of conversion from a limited partnership to a limited liability company, (iii) the Company’s certificate of formation and all amendments thereto and restatements thereof, and (iv) the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated July 13, 2011 (the “Current LLC Agreement”). The Current LLC Agreement is in full force and effect and the rights, preferences and privileges of the Interests are as set forth in the Current LLC Agreement. Other than the Current LLC Agreement, there is no voting trust, voting agreement, proxy or other agreement or understandings with respect to the voting of the equity interests of the Company.

(c) No Officers and Directors. The Company does not have, and in the five (5) years preceding the Effective Date has not had, any officers or directors The Seller does not have, and in the five (5) years preceding the Effective Date has not had, any officers or directors.

(d) No Subsidiaries. The Company does not own, and in the five (5) years preceding the Effective Date has not owned, directly or indirectly, any equity interest or other ownership interest in any other Person.

(e) Assets and Business Activities.

(i) Other than the Property and assets related thereto and the funds in the Company Accounts, the Company owns no other assets.

(ii) The Company is not engaged, and in the five (5) years preceding the Effective Date has not engaged, directly or indirectly, in any business or activities other than ownership of the Property and operation of the Hotel, and does not have any Liabilities other than those arising from its ownership of the Property and operation of the Hotel.

(iii) In the five (5) years preceding the Effective Date the Company has not owned, (A) any real property other than the Real Property, or (B) any material assets other than (x) amounts realized through the operation of the Property and the Hotel, and (y) personal property and intangible property incidental to or necessary or convenient for the operation of the Hotel.

(iv) The Company is not, and in the five (5) years preceding the Effective Date has not been, (A) the subject of any petition, either voluntary or involuntary, seeking to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or (B) the subject of an assignment for the benefit of creditors.

(f) Indebtedness. As of the Closing, the Company shall not be obligated under and shall not be responsible for any Indebtedness other than trade payables incurred in the ordinary course of ownership and operation of the Property.

(g) Contracts. The Property Contracts, together with any Bookings, Space Leases, insurance policies, the Existing Management Agreement, and any contract or agreement which is terminated or expires on or before the Closing Date are the sole Contracts to which the Company is a party or by which it or any of its assets are bound.

(h) No Employees. The Company does not employ, nor in the five (5) years preceding the Effective Date has not employed, any employee(s). The Seller does not employ, nor in the five (5) years preceding the Effective Date has not employed, any employee(s). The Company does not have (and is not providing, sponsoring or participating in), and in the five (5) years preceding the Effective Date has not had (and has not provided, sponsored or participated in), any employee benefits or employee benefit plans.

(i) Taxes.

(i) Company has not (nor has Seller on its behalf) made a “check-the-box” election to be taxed as a corporation pursuant to Treas. Reg. § 301.7701-3, and the Company is, and at all times in the five (5) years preceding the Effective Date has been, properly classified as an entity disregarded as separate from Seller for U.S. federal income Tax purposes in accordance with Treas. Reg. § 301.7701-3;

(ii) The Company has provided Purchaser with true, correct, and complete copies of all material Tax Returns for the five (5) years preceding the Effective Date, all of which have been timely filed with the appropriate Tax Authorities;

(iii) The Company has paid in full all Taxes which are or have become due and payable and would be delinquent if not paid (whether or not shown on any Tax Return) other than those currently payable without penalty or interest;

(iv) The Company is not currently the beneficiary of any extension of time in which to file a Tax Return;

(v) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes or Tax Returns is currently in force;

(vi) No Audits are presently pending with regard to any Taxes or Tax Returns of the Company, and no such Audit is threatened, and no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company. No material adjustments have been asserted as a result of any Audit which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company that, if raised with respect to any other period not so audited, would be expected to result in a proposed deficiency for any period not so audited;

(vii) The Company is not a party to, is not bound by, and does not have any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement, agreement where liability is determined by reference to the Tax liability of a third party, or any similar agreement, contract, or arrangement, and the Company does not have any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person;

(viii) All amounts required to be collected or withheld by the Company with respect to Taxes have been duly collected or withheld and any such amounts that were or are required to be remitted to any Tax Authority have been duly and timely remitted.

5.3 Representations and Warranties Regarding the Property. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Violations of Law. Except as set forth on Schedule 5.3(a) attached to the Property Information Letter, the Company has not received written notices of violations of applicable Legal Requirements with respect to the Property that would have a Material Adverse Effect.

(b) Space Leases. Other than the Space Leases listed on Schedule 5.3(b) attached hereto, (i) there are no material leases or other agreements currently affecting the Hotel (other than Bookings) pursuant to which any party has a right to occupy all or any portion of the Property and (ii) the Company has made available to Purchaser true, correct and complete copies of the Space Leases. To Seller’s knowledge, there is no existing default by Seller or any tenant under any of the Space Leases and the Space Leases are in full force and effect. For purposes of this Section 5.3(b), a “material” lease or agreement is one that applies to more than 500 square feet of space for more than 30 days or requires payments in excess of $50,000 in any 12 month period.

(c) Property Contracts. Other than the Property Contracts listed on Schedule 5.3(c) attached hereto, (i) there are no material Property Contracts that will affect the Property or be binding on or payable by the Company following the Closing, and (ii) the Company has made available to Purchaser true, correct and complete copies of the material Property Contracts (other than the Property Contracts listed in items 60, 68, 69, 72, and 73 on Schedule 5.3(c)). To Seller’s knowledge, there is no existing default by Seller or any other party under any of the material Property Contracts. For purposes of this Section 5.3(c), a “material” Property Contract is a Property Contract that is reasonably likely to require payments in excess of $50,000 in any 12 month period or is not terminable without penalty or premium on 30 days’ notice or less. Notwithstanding any of the foregoing, each of the Property Contracts listed in items 59 through 73 on Schedule 5.3(c) is terminable without penalty or premium on 30 days’ notice or less.

(d) Employment Contracts. Except as set forth on Schedule 5.3(d) attached to the Property Information Letter, there are no currently effective employment contracts or collective bargaining agreements with respect to the Property or the Hotel.

(e) Financial Information. Seller has provided to Purchaser true, accurate and complete copies of (i) third party reports regarding the physical condition of the Property received by the Company within the two (2) year period prior to the Effective Date and (ii) the financial statements of the Company for calendar years 2009, 2010 and 2011 (restated as necessary to reflect equity compensation amounts relating to such periods).

(f) Permits. To Seller’s knowledge, Schedule 5.3(f) contains a true, correct and complete list of all licenses, franchises and permits held by Seller and used in or relating to the ownership, occupancy or operation of the Property or any part thereof as of the Effective Date. Except as otherwise disclosed to Purchaser on Schedule 5.3(f), (i) the Company has not received any written notice of any uncured violations of any Permit and (ii) all of the Permits described on Schedule 5.3(f) are in full force and effect, except to the extent that any such violation or the failure of any such Permit to be in full force and effect would not have a Material Adverse Effect.

(g) Tax Contests. To Seller’s knowledge, except as set forth on Schedule 5.3(g) attached to the Property Information Letter, neither Seller nor the Company is contesting any Property Taxes with respect to the Property.

(h) Environmental Conditions. There are no employees, officers or directors of Seller and/or the Company with knowledge of any “Recognized Environmental Conditions” or “Historic Recognized Environmental Conditions,” as those terms are defined in that certain Phase I Environmental Site Assessment of Delano Hotel dated as of September 24, 2012 (the “Phase I Report”), except to the extent set forth in the Phase I Report.

5.4 [Intentionally Omitted.]

5.5 Covenants of Seller. Between the Effective Date and the Closing Date:

(a) Seller shall cause the Company to carry on the business of the Property as a full-service hotel in the ordinary course and, to the extent reasonably practicable, in a manner consistent with prior practice.

(b) Seller shall use commercially reasonable efforts to cause the Company to maintain the Property in its present order and condition, normal wear and tear and damage from casualty and condemnation excepted.

(c) Seller shall not permit the Company to remove or permit to be removed any material portion of the Personal Property except as necessary for repairs or replacements of worn out or obsolete items.

(d) Seller shall cause the Company to maintain or cause Manager to maintain its property and casualty insurance coverage on the Property until the Closing consistent with prior practice.

(e) Prior to entering into any new service contract, equipment lease or space lease, or modifying any existing Property Contracts or Spaces Leases, that would bind the Company following Closing that would, if the New Management Agreement were in effect at the time, require the consent of the “owner” thereunder, Seller shall not permit the Company to enter into such service contract, equipment lease or space lease or modify such Company Contract or Space Lease without first obtaining Purchaser’s consent thereto (which may only be granted or withheld by Purchaser in accordance with the standard set forth in the New Management Agreement).

(f) [Intentionally Deleted.]

(g) Subject to the limitations set forth in this Agreement, Seller shall, or cause the Company to, file all required Tax Returns and pay all Taxes due and owing in accordance with applicable law and consistent with past practice.

5.6 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

(b) Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so, and this Agreement is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

(c) No Breach. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Purchaser is bound or affected which would have a material adverse impact on the ability of Purchaser to timely close the acquisition of the Property pursuant to the terms of this Agreement; or (ii) constitute or result in the violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ability of Purchaser to timely complete the acquisition of the Property pursuant to this Agreement.

(d) No Consents. Other than those that will be obtained, filed or given, as applicable, prior to Closing, no consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Purchaser is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated.

(e) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser an adverse determination of which would, individually or in the aggregate, reasonably be expected to materially and adversely interfere with the consummation of the transactions contemplated by this Agreement.

(f) Patriot Act Compliance. Neither Purchaser nor any entity controlled by Purchaser (i) is in violation of any applicable anti-money laundering or anti-bribery laws and regulations, (ii) is a person or entity listed on the Lists; (iii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iv) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

5.7 Covenants of Purchaser and/or of Seller.

(a) Guest Reservations. Purchaser shall cause the Company to honor all reservations made in the ordinary course of business at the Hotel and in accordance with this Agreement (including honoring the rates at which such reservations were made, inclAuding reservations made on a wholesale, reward points redemption, or other basis), or for any related conference, banquet, or meeting space or any other facilities in connection with the Hotel made by the Company on or prior to the Cut-Off Time for periods on or after the Closing Date. The provisions of this Section 5.7(a) shall survive Closing for a period of six (6) months or any earlier termination of this Agreement.

(b) Consents. Without limitation on Seller’s obligation to deliver the ABT Transfer Materials pursuant to Section 4.2(i) or perform the actions required pursuant to Section 5.7(c), Seller shall use commercially reasonable efforts (which shall not require the payment of money to any third party other than Seller’s attorneys) to obtain any consents or approvals required under the Property Contracts or Permits with respect to the assignment Interests on or prior to the Closing, provided that if such consents or approvals are not granted, it shall not constitute a failure of condition or otherwise excuse Purchaser’s obligation to consummate the transactions under this Agreement, nor shall Purchaser have any right to assert a claim against Seller following Closing with respect thereto. Purchaser shall reasonably cooperate with any attempts or requests to obtain such consents or approvals, as applicable.

(c) Correction Matters. Between the Effective Date and the Closing, Seller shall cause the Company to diligently prosecute towards completion, at Seller’s sole cost and expense, the following matters (collectively, the “Correction Matters”): (i) the transfer to the name of the Company of all Permits disclosed on Schedule 5.3(f), and (ii) any work or other action required to cause all Permits disclosed on Schedule 5.3(f) to be in “effective” as opposed to “pending” status under applicable Legal Requirements (including without limitation curing all violations of applicable Legal Requirements to the extent required to allow such Permits to be in “effective” status); provided that if the Correction Matters are not completed prior to the Closing, it shall not constitute a failure of condition or otherwise excuse Purchaser’s obligation to consummate the transactions under this Agreement. From and after the Closing, Seller and Purchaser shall jointly pursue and diligently prosecute towards completion the Correction Matters. Seller shall be responsible for all costs incurred from and after August 1, 2012 in connection therewith (including, without limitation, professional fees, inspection fees, permit fees or costs of any corrective work) up to a sum equal to $200,000, and Seller shall have no further liability therefor. All costs incurred in excess of $200,000 shall be borne by Purchaser. Purchaser’s obligations under this Section 5.7(c) shall survive the Closing without limitation.

(d) Books and Records. For a period of four (4) years after Closing in case of Seller’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, Purchaser shall keep the books and records for the Property with respect to the period of Seller’s ownership of the Company (to the extent that such records were provided to Purchaser pursuant to Section 4.2(d) and Seller did not retain copies thereof), at Purchaser’s expense, and allow Seller and its agents or representatives reasonable access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all books and records at Seller’s cost and expense, which right shall survive the Closing.

5.8 Employees. For purposes of this Agreement, “Hotel Employees” means collectively, all individuals employed at the Hotel by Manager as of the Closing Date, irrespective of whether such individuals are active or on leaves of absence or otherwise inactive but still employed at the Hotel. Purchaser agrees that to the extent permitted under the New Management Agreement it will cause the Company to cause the Manager to continue to employ, following the Closing, the Hotel Employees (the “Continuing Employees”) so that no layoff, closing or other termination notices shall be required and Seller shall not otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act. 29 U.S.C. 2101-2109 (the “Federal WARN Act”) or other similar state or local law applicable to the Company, the Hotel, Manager or the Property. Purchaser further agrees that the Company or, as the case may be, the Manager shall be required to retain and discharge, in accordance with their terms, all obligations and liabilities of the Company or Manager with respect to costs of termination of any Hotel Employee after the Closing including, without limitation, any severance claim made after the Closing or arising from the transactions contemplated by this Agreement. Purchaser’s obligations under this Section 5.8 shall survive the Closing without limitation.

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. If the sale of the Interests as contemplated hereunder is not consummated due to Purchaser’s default hereunder, Seller shall be entitled, as its sole and exclusive remedies, to those remedies set forth in Section 8.3 and 10.12 of the Exchange Agreement, to the extent applicable. After Closing has occurred, except for post-closing adjustments described in Section 4.4, Seller’s sole and exclusive remedies for any claims against Purchaser hereunder shall be: (a) to assert any legal or equitable claims against Purchaser for Purchaser’s obligation to pay attorneys’ fees and costs under Section 10.15; and (b) to pursue claims under, and subject to, Article VII hereunder.

6.2 Default by Seller. If (x) the sale of the Interests as contemplated hereunder is not consummated due to Seller’s default hereunder, or (y) prior to Closing Seller defaults hereunder and, with respect to any default under this clause (y) only, such default shall continue for five (5) days after notice to Seller, then Purchaser shall be entitled, as its sole and exclusive remedies, to the remedies set forth in Sections 8.4 and 10.12 of the Exchange Agreement, to the extent applicable. After Closing has occurred, except for post-closing adjustments described in Section 4.4, Purchaser’s sole and exclusive remedies for any claims against Seller hereunder shall be: (a) to assert any legal or equitable claims against Seller for Seller’s obligation to pay attorneys’ fees and costs under Section 10.15; and (b) to pursue claims under, and subject to, Article VII hereunder.

ARTICLE VII

SURVIVAL, INDEMNIFICATION AND LIMITATIONS ON LIABILITY

7.1 Survival. Subject to the provisions of Section 7.6, the representations and warranties (a) of Seller set forth in Section 5.1 (other than Section 5.1(c)) and Section 5.2 of this Agreement shall survive the Closing for a period of six (6) years, (b) of Seller set forth in this Agreement, other than as set forth in the foregoing clause (a), shall survive the Closing for a period of six (6) months, and (c) of Purchaser set forth in this Agreement shall survive Closing for a period of six (6) months.

7.2 Seller’s Indemnification. From and after the Closing, Seller shall, subject to the provisions of this Section 7.1 and Section 7.5, defend, indemnify, save and hold Purchaser, the Company and its Affiliates, and each of their respective employees, contractors, managers, members, successors, officers, directors, and agents (collectively, “Purchaser Indemnitees”) harmless from and against any and all losses, injuries, claims, penalties, Liabilities, fines, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs) (collectively, “Losses”) arising out of, resulting from or relating to any of the following (regardless of whether a Third Party Claim is involved or not):

(a) the inaccuracy of any representation or warranty of Seller;

(b) the failure by Seller to perform or fulfill any covenant or agreement of Seller contained in this Agreement;

(c) in connection with the Property, any physical or personal injury or death caused to any person or damage to property of unaffiliated third parties, to the extent such injury, death, or damage occurred prior to the Closing Date; and/or

(d) any Liability attributable to the ownership or operation of the Property (excluding the physical or environmental condition thereof except as expressly set forth herein) that arises out of, results from or relates to any period prior to, up through, and including the Closing, other than (x) Liabilities arising under the Property Contracts, (y) Liabilities actually pro-rated pursuant to Section 4.4 (including all Prorated Hotel Payables) either at the Closing or thereafter pursuant to Section 4.4(k), or (z) Liabilities waived by Purchaser pursuant to Section 9.1.

7.3 Purchaser’s Indemnification. From and after the Closing, Purchaser shall, subject to the provisions of this Section 7.3, defend, indemnify, save and hold harmless Seller and its Affiliates, and their respective employees, contractors, officers, directors, and agents (collectively, “Seller Indemnitees”) from and against any and all Losses arising out of, resulting from or relating to any of the following (regardless of whether a Third Party Claim is involved or not):

(a) the inaccuracy of any representation or warranty of Purchaser;

(b) the failure by Purchaser to perform or fulfill any covenant or agreement of Purchaser contained in this Agreement other than any such failure as to which Seller had knowledge on or before the Closing Date;

(c) in connection with the Property, any physical or personal injury or death caused to any person or damage to property of unaffiliated third parties, to the extent such injury, death, or damage occurred on or after the Closing Date (other than any Liabilities of any Seller Indemnitees under the New Management Agreement); and/or

(d) any Liability attributable to the ownership or operation of the Property that arises out of, results from or relates to any period after the Closing, other than (x) Liabilities actually pro-rated pursuant to Section 4.4 (including all Prorated Hotel Payables) either at the Closing or thereafter pursuant to Section 4.4(k); and (y) Liabilities of any Seller Indemnitees arising under the New Management Agreement, any other agreements with Manager or Seller effective as of or following the Closing, or this Agreement or the Exchange Agreement.

7.4 Notice and Resolution of Claims.

(a) Notice. Each Person entitled to assert a claim for a breach of a representation or warranty or for indemnification pursuant to this Agreement (an “Indemnitee”) shall give written notice to the breaching or indemnifying party or parties (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may, as applicable. The notice shall set forth in reasonable detail the claim and the basis therefor. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations hereunder, except to the extent that the failure materially prejudices the ability of the Indemnifying Party to contest that claim.

(b) Defense of Third Party Claims. If a claim for breach or indemnification pursuant to this Agreement shall arise from any action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article VII unless (i) the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the Indemnitee shall be reimbursed by the Indemnifying Party). In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnitees with respect to any claim indemnified under this Article VII; provided that an Indemnitee shall be entitled to employ separate counsel at the expense of the Indemnifying Party if the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of such other counsel would give rise to a conflict of interest, in which case the reasonable expenses of counsel to such Indemnitee shall be reimbursed by the Indemnifying Party. Notwithstanding the foregoing, (A) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnitee is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnitee or require the Indemnitee to admit any fault, culpability or failure to act by or on behalf of the Indemnitee, and (B) no Indemnitee shall be entitled to settle any Third Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this Article VII and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnitee within twenty (20) Business Days after receipt of the Indemnitee’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnitee shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such actions by the Indemnitee shall be paid by the Indemnifying Party.

7.5 Limitations on Liability. Except for post-closing adjustments described in Section 4.4:

(a) For all claims asserted from and after the Closing Date pursuant to Section 7.2(a) (other than breaches of Seller’s representations contained in Section 5.1, Section 5.2, and the final sentence of Section 5.3(c)), Section 7.2(b) (other any breach of Seller’s covenant contained in the last sentence of Section 2.3(c)), Section 7.3(a) or Section 7.3(b):

(i) Seller shall not have any obligation or liability to any Purchaser Indemnitee hereunder unless and until the aggregate amount of uninsured Losses incurred or suffered by the Purchaser arising hereunder shall have exceeded $500,000, in which case Seller shall be obligated and liable only with respect to such excess.

(ii) Purchaser shall not have any obligation or liability to any Seller Indemnitee hereunder unless and until the aggregate amount of uninsured Losses suffered by the Seller Indemnitees arising hereunder shall have exceeded $500,000, in which case Purchaser shall be obligated and liable only with respect to such excess.

(iii) The aggregate liability of Seller shall not exceed $5,000,000.

(iv) The aggregate liability of Purchaser shall not exceed $5,000,000.

(b) The aggregate liability of Seller or Purchaser (as applicable) for claims pursuant to Section 7.2(a) (relating to any breach of Seller’s representations contained in Section 5.1, Section 5.2, or the final sentence of Section 5.3(c) only), Section 7.2(b) (relating to Seller’s covenant in the last sentence of Section 2.3(c) only), Section 7.2(c), Section 7.2(d), Section 7.3(c), or Section 7.3(d), shall not be subject to any thresholds or limits.

7.6 Limit on Time for Assertion of Claims. Neither Seller nor Purchaser shall have any obligation or liability pursuant to this Agreement, respectively, for (a) any breach of any representation or warranty (or any claim for indemnification on the basis of such a breach) unless notice of a claim asserting such breach or claim shall have been given prior to the termination of the applicable survival period therefor set forth in Section 7.1 (and if such notice shall have been given prior to such termination, then the claim for indemnity with respect thereto shall survive indefinitely until such claim is finally resolved) and (b) any other claim for indemnification pursuant to Section 7.2 (other than Section 7.2(a)) or Section 7.3 (other than Section 7.3(a)) unless notice of such claim asserting such claim shall have been given prior to the date that is six (6) years after the Closing Date.

7.7 Other Limitations on Indemnification. No Seller Indemnitee shall be entitled to seek or obtain contribution from, or indemnification by, and each Seller Indemnitee agrees that it will not make any claim for contribution or indemnification against, the Company or any of its Affiliates, whether under any organizational documents of the Company (including the Current LLC Agreement) or any such Affiliate, this Agreement, applicable limited liability company laws or other Legal Requirements or otherwise, in respect of any amounts due from Seller to (or any claim against Seller by) Purchaser or any other Purchaser Indemnitee under this Article VII, and Seller (on its own behalf and on behalf of any Affiliate thereof) will hold each of the Purchaser Indemnitees harmless and will indemnify the Purchaser Indemnitees in respect of all such amounts due from Seller to (or any claim against Seller by) Purchaser or any other Purchaser Indemnitee under this Article VII and shall not seek to join the Company, Purchaser or any Affiliate thereof in connection with any suit arising under this Agreement.

7.8 Interpretation. Each of Seller and Purchaser intend that this Agreement be interpreted as if this Agreement provided only for the purchase and sale of the Property rather than the purchase and sale of the Interests. Accordingly it is the intent of the parties that (a) all Liabilities that would have been retained by or remained with the Company as a seller of the Property to Purchaser on terms consistent with this Agreement shall be covered by and subject to the indemnification obligations of the Seller to the Purchaser Indemnitees pursuant to Section 7.2, and (b) all Liabilities that would have been transferred to or after the Closing incurred by Purchaser as a purchaser of the Property on terms consistent with this Agreement shall be covered by and subject to the indemnification obligations of the Purchaser to the Seller Indemnitees pursuant to Section 7.3.

ARTICLE VIII

RISK OF LOSS

8.1 Minor Damage. In the event of loss or damage to the Real Property or any portion thereof (other than loss or damage of a nature that that is not expected to cost more than $100,000 to repair) Seller shall promptly inform Purchaser thereof. In the event of loss or damage to the Real Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided the Company shall retain all right, title and interest to any claims and proceeds it may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing and proceeds in respect of amounts expended by or on behalf of the Company prior to Closing to restore the Property). In such event, the Adjustment shall be adjusted in favor of Purchaser by an amount equal to the deductible amount under the Company’s insurance policy with respect to such loss or damage and not paid by the Company prior to Closing and the Company shall retain all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss (other than business interruption proceeds attributable to the period prior to Closing, which shall belong to Seller, and proceeds in respect of amounts expended by or on behalf of the Company prior to Closing to restore the Property). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

8.2 Major Damage. In the event of a “major” loss or damage to the Real Property, Purchaser may, upon notice in writing to Seller delivered within ten (10) days after Seller sends Purchaser written notice of the occurrence of such major loss or damage, terminate this Agreement by written notice to Seller, in which event this Agreement and the Exchange Agreement shall terminate and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder or thereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement or the Exchange Agreement. If Purchaser fails for any reason to deliver written notice of termination to Seller within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed to Closing under this Agreement and the Exchange Agreement. If Purchaser elects, or is deemed to have elected, to proceed with Closing, the Company shall retain all right, title and interest to any claims and proceeds it may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing, which shall belong to Seller, and proceeds in respect of amounts, if any, expended by or on behalf of the Company prior to Closing to make any reasonably necessary emergency repairs to the Property). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

8.3 Definition of “Major” Loss or Damage. For purposes of Sections 8.1 and 8.2, “major” loss or damage refers to the following (a) loss or damage to the Real Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of a licensed independent architect or registered professional engineer with a minimum of ten (10) years’ experience related to commercial real estate construction selected by Seller and approved by Purchaser, equal to or greater than $90,000,000 or (b) any loss due to a condemnation which permanently and materially adversely modifies or impairs the continued operation of the Hotel.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING: IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, PROFITABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION RELATING TO THE COMPANY OR THE PROPERTY PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR THE COMPANY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING THE PROPERTY SHALL BE CONVEYED FROM SELLER TO PURCHASER THROUGH THE CONVEYANCE OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE INTERESTS, THE COMPANY THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY AND ANY ACTUAL OR PROPOSED BUDGETS FOR THE PROPERTY) MADE OR FURNISHED BY SELLER, THE COMPANY, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER OR THE COMPANY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER REPRESENTS TO SELLER THAT PURCHASER IS A SOPHISTICATED INSTITUTIONAL INVESTOR WITH SUBSTANTIAL EXPERIENCE AND EXPERTISE WITH INVESTMENT PROPERTIES AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE COMPANY AND THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE COMPANY AND THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH

RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING. UPON CLOSING AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS RELATING TO THE CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT FOR FRAUD, AND THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING.

THE WAIVERS AND RELEASES SET FORTH IN THE IMMEDIATELY PRECEDING PARAGRAPH INCLUDE CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S WAIVER OR RELEASE OF SELLER AND THE OTHER PARTIES REFERENCED IN THIS SECTION.

9.2 Repairs, Reserves, and Capital Expenditures. Purchaser acknowledges and agrees that except as provided in this Agreement, (a) Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefor, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Exchange Consideration at Closing in the event capital expenditures actually made at the Hotel for any year are less than the budgeted amount as of the date of the Closing.

9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Interests has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1 Assignment. Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion; provided that Purchaser may assign all or any portion of this Agreement to one or more commonly controlled alternative investment vehicles (“AIVs”) or to one or more entities in which the Investors or such AIVs hold, directly or indirectly, all of the equity interests. Any assignment by Purchaser of this Agreement shall not relieve Purchaser of its obligations under this Agreement and any permitted assignee must expressly assume the obligations of Purchaser in writing.

10.2 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) legible facsimile transmission or PDF transmission completed before 5:00 p.m. (Los Angeles time) on a business day sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date actually received, or, in the case of facsimile transmission or PDF transmission, as of the date of the facsimile transmission or PDF transmission provided that an original of such facsimile or PDF is also sent to the intended addressee by means described in clauses (a), or (b) above. Notices may be given by a party’s counsel on behalf of such party as if such party had given such notice itself. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Purchaser:

c/o Yucaipa American Alliance Fund II, LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

Attention: Robert P. Bermingham

Fax: (310) 789-7201

With a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Judith T. Kitano

Fax: (213) 683-4052

Email: judith.kitano@mto.com

If to Seller:

Morgans Group LLC

475 Tenth Avenue

New York, New York 10018

Attention: David Smail

Fax:

Email: david.smail@morganshotelgroup.com

With a copy (which shall not constitute notice) to:

Hogan Lovells

555 13th Street NW

Washington DC 20004

Attention: Bruce G. Gilchrist

Fax: (202) 637-5910

Email: bruce.gilchrist@hoganlovells.com

10.3 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by Seller and Purchaser.

10.4 Calculation of Time Periods; Time is of the Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., New York time.

10.5 Successors and Assigns. Subject to the limitations on assignment set forth in Section 10.1 above, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.6 Entire Agreement. This Agreement, including the Exhibits, the Schedules, the Exchange Agreement, the Investment Agreement, and the other agreements contemplated in any of the foregoing contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.7 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, (a) execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property, and (b) obtain sellers’ permits for any sales activities conducted at the Property prior to Closing and/or obtain “sale for resale certificates” for any Personal Property that may be sold after the Closing. The provisions of this Section 10.7 shall survive Closing.

10.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, telecopied, facsimile or PDF signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied, facsimile or PDF document, are aware that the other party will rely on the telecopied, facsimile or PDF signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.10 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.10 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.11 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.12 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit or Schedule	Title
Exhibit A	Form of Assignment of Interests
Exhibit B	Form of FIRPTA Affidavit
Exhibit C	[intentionally deleted]
Exhibit D	[intentionally deleted]
Exhibit E-1	Title Commitment
Exhibit E-2	Pro Forma Title Policy
Exhibit F	[intentionally deleted]
Exhibit G	Form of Intercompany Release

Schedule 1.1(a)	Description of the Land
Schedule 5.1(c)	Litigation/Condemnation
Schedule 5.3(a)	Violations of Law
Schedule 5.3(b)	Space Leases
Schedule 5.3(c)	Property Contracts
Schedule 5.3(d)	Employment Agreements
Schedule 5.3(f)	Permits
Schedule 5.3(g)	Tax Contests

10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

10.15 Attorney’s Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs.

10.16 No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.17 Exclusivity. Seller agrees neither it, nor any other member of the Seller Group will solicit, accept, negotiate, or otherwise pursue any offer related to the sale or other transfer or conveyance of the Property unless and until this Agreement is terminated in accordance with the provisions contained herein.

10.18 No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.

10.19 No Brokerage Commissions. No real estate or other broker has been retained or is or will be owed a commission or other compensation in connection with transaction contemplated by this Agreement. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 10.19 shall survive Closing or earlier termination of this Agreement.

10.20 Confidentiality. Prior to the Closing, this Agreement, the terms hereof and the Property Information shall be treated as “Evaluation Material” in accordance with that certain letter agreement dated September 7, 2012 executed between Purchaser and Seller (the “Confidentiality Agreement“). The parties acknowledge and agree that effective as of the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect.

[THE SIGNATURES ARE ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date above first written.

Seller:	MORGANS GROUP LLC, a Delaware limited liability company

	By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

[Signature Page – PSA]

Purchaser:	VINTAGE DECO HOSPITALITY, LLC, a Delaware limited liability company

	By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

[Signature Page – PSA]

Annex I

Definitions

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

“Audit” or “Audits” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Contract” means any contract, agreement, mortgage, instrument, license, lease, binding sales or purchase order or other legally binding commitment.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any Person or entity alleging or seeking to establish a basis for liability (including, without limitation, potential liability for investigatory costs, cleanup costs, corrective measures, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or remediation of environmental contamination, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or the exposure of any Person or property to, Materials of Environmental Concern.

“Governmental Entity” means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (in each case, whether foreign or domestic).

“Indebtedness” means with respect to any Person (i) all indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, mortgage, debenture, or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (excluding, for the avoidance of doubt, any trade payables incurred in the ordinary course of business), (iv) any indebtedness secured by any Lien on any asset of such Person, (v) any amounts outstanding under any letters of credit, bankers acceptance or similar instrument issued for the account or responsibility of such Person, in each case, including interest, fees and prepayment premiums or penalties thereon, (vi) any payment obligation of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) any capital lease with respect to which such Person is a party or otherwise liable as lessee or obligor, (viii) without duplication, all accrued and unpaid interest on and any premiums, penalties, fees and expenses, change of control payments or similar contractual charges in respect of any Indebtedness repaid at the Closing or that are triggered by the transactions contemplated by this Agreement, and (ix) without duplication, all guarantees with respect to liabilities of a type described in any of clauses (i) through (viii) above.

“Liabilities” means any and all debts, liabilities, obligations, guarantees, and commitments of any kind or nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, whether matured or unmatured, whether fixed, absolute or contingent, and whether or not recorded or reflected, or required to be recorded or reflected, on books and records or financial statements), including those arising, reported or claimed under any law (including all Taxes), order or Contract and including all fees, costs, expenses, damages, losses, fines, penalties and assessments relating thereto.

“Material Adverse Effect” means a material negative impact on the ownership or operation of the Property as a whole for a material period of time following Closing, including, but not limited to, the cessation of operations of the Hotel or any material component thereof, excluding any such impact on the food and beverage facilities resulting from the actions of any of the officers of TLG or its subsidiaries or either of its primary principals (Andrew Sasson and Andy Masi) (such officers and principals being collectively referred to as “TLG Principals”) other than actions (i) taken at the direction of the Company, the Seller or their Affiliates (other than TLG, any of its subsidiaries, or any TLG Principal) or (ii) of which the Company, the Seller or their Affiliates (other than TLG, any of its subsidiaries, or any TLG Principal) had knowledge on or prior to the Effective Date.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, petroleum and petroleum products, asbestos, asbestos containing materials, polychlorinated biphenyls, mold or microbial matters and any other substance that is currently regulated by an Environmental Law.

“Person” means an individual, a partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof.

“Seller’s Knowledge” means the actual knowledge of J.P. Oliver and Steve Marblestone (provided that, in no event shall such person have any personal liability arising under this Agreement), and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, employee, agent or representative of Seller or any of its affiliates.

“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, gains, net proceeds, net worth, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, workers compensation, disability, payroll, employment, social contributions, fuel, excess profits, occupancy, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” or “Tax Authorities” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the collection and administration of any Taxes.

“Tax Return” or “Tax Returns” mean any federal, state, local, and foreign tax returns, declarations, statements, claims for refunds, reports, schedules, forms, and information returns and any amendments thereto.

(b) The following terms are defined in the Section of this Agreement set forth after such term below:

Defined Term	Section

Adjusting Party	4.4(k)
Adjustment	1.5(b)
Agreement	Preamble
AIVs	10.1
Assignment of Interests	4.2(a)
Bookings	1.2(d)
Closing	4.1(a)
Closing Date	4.1(a)
Company	Recitals
Confidentiality Agreement	10.20

Consumable Inventory	1.2(i)
Commitment Letter	4.6(c)
Continuing Employees	5.8
Cut-Off Time	4.4(h)
DB	4.6(c)
DBSI	4.6(c)
Discharge Matters	2.3(a)
Effective Date	Preamble
Exchange Agreement	Recitals
Exchange Consideration	1.5
Existing Management Agreement	1.7
Federal WARN Act	5.8
Final Statement	4.4(k)
FIRPTA Affidavit	4.2(c)
Hotel	Recitals
Hotel Employees	5.8
Hotel Payables	4.4(e)
House Bank Funds	1.2(j)
Improvements	Recitals
Indemnitee	7.4(a)
Indemnifying Party	7.4(a)
Intangibles	1.2(g)
Interests	Recitals
Investment Agreement	Recitals
Investors	Recitals
Land	Recitals
Legal Requirements	2.4(d)
LGD Management Agreement	1.1(f)
Losses	7.2
Major Loss	8.3
Manager	1.7
Material Title Matter	2.3(b)
MHGC	Recitals
New Management Agreement	1.7
NYSE	10.20
Outside Accountants	4.4(l)
Permits	1.2(g)
Permitted Exceptions	2.4
Personal Property	1.2(c)
Pre-Closing Date	4.1(b)
Preliminary Statement	4.4
Property	1.3(a)
Property Information	3.1(a)
Purchaser	Preamble
Purchaser Credit	1.6(b)
Purchaser Indemnitees	7.2

Real Property	Recitals
Receivables	4.4(d)(iii)
Reports	3.2
Retail Inventory	1.2(i)
Retained IP	1.1(b)(ii)
SEC	10.20
Seller	Preamble
Seller Group	1.1
Seller Indemnitees	7.2
Seller Proration Payment	1.6(b)
Space Leases	1.2(b)
Survey	2.2
Taxes	4.4(a)(i)
Third Party Claim	7.4(b)
Title Affidavit	4.2(g)
Title Company	2.1
Title Policy	2.5
Title Commitment	2.1
Title Update	2.1
TLG	1.2(b)(ii)
Transfer Tax Laws	4.5(a)
Vouchers	4.4(i)
YAAF II	Recitals
YAAF II-P	Recitals

EXHIBIT A

Assignment of Membership Interests

FOR VALUE RECEIVED, Morgans Group LLC, a Delaware limited liability company (“Transferor”), hereby assigns, transfers and delivers all of its right, title and interest in and to all of the membership interests in Beach Hotel Associates LLC, a Delaware limited liability company, to Vintage Deco Hospitality, LLC, a Delaware limited liability company.

Dated effective as of [    ], 2013.

Transferor:	MORGANS GROUP LLC, a Delaware limited liability company

By:
Name:
Its:

-i-

EXHIBIT B

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “United States real property interest” must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which entity has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.

In order to inform the Yucaipa Parties, as that term is defined in the Exchange Agreement, dated as of             , 2013 by and among Morgans Hotel Group Co., Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P., and Yucaipa Aggregator Holdings, LLC (collectively, the “Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by Morgans Group LLC, a Delaware limited liability company (the “Transferor”), the undersigned hereby certifies and declares the following on behalf of the Transferor:

•	The Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

•	The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as such terms are defined in the Code and the Treasury Regulations promulgated thereunder).

•	The Transferor’s United States employer identification number is: .

•	The office address for the Transferor is:

475 Tenth Avenue

New York, New York 10018

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained in this certification could be punished by fine, imprisonment or both.

-ii-

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Executed this             day of            , 2013.

TRANSFEROR:

MORGANS GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

-iii-

EXHIBIT E-1 and EXHIBIT E-2

See attached

-iv-

Chicago Title Insurance Company

15951 SW 41st Street, Suite 800

Weston, FL 33331

954-217-1744

Chicago Title Insurance Company

Rev. 3/15/13

COMMITMENT FOR TITLE INSURANCE

SCHEDULE A

Order No.: 4071112

Customer Reference: NBU# 180312092 Delano Hotel

1.	Effective Date: March 5, 2013 at 8:00 AM

2. Policy or Policies to be issued:	Premium: $TBD

A.	ALTA Owners 2006 with Florida Modifications

Proposed Insured: Beach Hotel Associates, LLC, a Delaware limited liability company and Vintage Deco Hospitality, LLC, a Delaware limited liability company, as their interests may appear

Proposed Amount of Insurance: $120,000,000.00

A.	ALTA Loan 2006 with Florida Modifications

Proposed Insured: Deutsche Bank, its successors and/or assigns, as their interests may appear

Proposed Amount of Insurance: $100,000,000.00

3.	The estate or interest in the land described or referred to in this Commitment is:

Fee Simple

4.	Title to the Fee Simple estate or interest in the land is at the Effective Date vested in:

Beach Hotel Associates, LLC, a Delaware limited liability company

5.	The land referred to in this Commitment is described in Exhibit “A” attached hereto and made part hereof.

Countersigned:

By:
Authorized Officer or Agent

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIREMENTS

The following are requirements to be complied with:

1.	Instrument(s) necessary to create the estate or interest to be insured must be properly executed, delivered and duly filed for record.

(a)	It is the understanding of the company that the contemplated transaction will involve the sale or transfer of the membership interest in the titleholder identified at item 2 of Schedule A hereof, not the transfer of the record title. The Owner’s Policy to be issued hereunder will reflect an effective date that corresponds to the date of acquisition of the membership interests.
(b)	Mortgage in the amount of $____________ from Beach Hotel Associates, LLC, a Delaware limited liability company and Vintage Deco Hospitality, LLC, a Delaware limited liability company, as their interests may appear in favor of Deutsche Bank.

2.	Payment to or for the account of the grantors or mortgagors of the full consideration for the estate or interest to be insured.

3.	INTENTIONALLY DELETED.

~~4.~~	~~To terminate the notice(s) of commencement recorded on November 16, 2011 in Official Records Book 27895, Page 4180, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:~~

~~a. Record notice of termination together with a contractor’s final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.~~

~~b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor’s final payment affidavit.~~

~~c. Provide original, signed copy of the Company’s indemnity agreement to the underwriting department.~~

~~d. Comply with any additional requirements deemed necessary by the Company.~~

~~5.~~	~~To terminate the notice(s) of commencement recorded on January 20, 2012 in Official Records Book 27968, Page 3196, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:~~

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIREMENTS

~~a. Record notice of termination together with a contractor’s final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.~~

~~b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor’s final payment affidavit.~~

~~c. Provide original, signed copy of the Company’s indemnity agreement to the underwriting department.~~

~~d. Comply with any additional requirements deemed necessary by the Company.~~

6.	To terminate the notice(s) of commencement recorded on June 4, 2012 in Official Records Book 28134, Page 1113, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:

a. Record notice of termination together with a contractor’s final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.

b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor’s final payment affidavit.

7.	Satisfaction of the following described Mortgage and related security instruments:

a)	Mortgage in favor of Deutsche Bank Trust Company Americas, dated July 28, 2011, recorded July 29, 2011, in Official Records Book 27774, Page 357:

b)	Assignment of Leases and Rents in Official Records Book 27774, Page 396; and

c)	UCC-1 Financing Statement in Official Records Book 27774, Page 407.

8.	Proof of payment of any outstanding assessments in favor of Miami-Dade County, Florida, any special taxing district and any municipality. NOTE: If this requirement is not satisfied the following exception will appear on Schedule B:

Any	outstanding assessments in favor of Miami-Dade County, Florida, any special taxing district and any municipality.

9.	Proof of payment of service charges for water, sewer, waste and gas, if any, through the date of closing. NOTE: If this requirement is not met the following exception will appear on Schedule B:

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIREMENTS

Any lien provided for by Florida Statutes in favor of any city, town, village or port authority for unpaid service charges for service by any water, sewer, waste or gas system supplying the insured land or service facilities.

10.	A survey, satisfactory to the Company, must be furnished. If said survey should disclose building setback lines, easements, encroachments, overlaps, boundary line disputes, or other adverse matters, they will appear as exceptions in Schedule B of the Owner’s Policy and Schedule B, Part 1 of the Loan Policy to be issued.

11.	Furnish Owner’s/Mortgagor’s Affidavit establishing that: All sums due for labor and/or materials for any work performed on the property have been paid and that no liens or encumbrances against the property other than as stated herein, are outstanding.

12.	Furnish Owner’s Affidavit establishing the rights of parties in possession.

NOTE: Same may be included in the above Affidavit.

13.	To terminate the notice of commencement recorded on November 13, 2012 in Official Records Book 28356, Page 1646, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:

a. Record notice of termination together with a contractor’s final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.

b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor’s final payment affidavit.

14.	To terminate the notice of commencement recorded on November 21, 2012 in Official Records Book 28367, Page 1636, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:

a. Record notice of termination together with a contractor’s final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIREMENTS

b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor’s final payment affidavit.

NOTE: Taxes for the year 2012 under Folio No. 02-3234-019-0550 were paid on December 4, 2012 in the amount of $1,247,857.30.

THIS IS A PRELIMINARY COMMITMENT THAT REQUIRES SENIOR UNDERWRITING REVIEW AND OVER-THE-LIMIT AUTHORIZATION. ACCORDINGLY, THIS COMMITMENT IS NOT EFFECTIVE TO BIND THE COMPANY UNTIL THE NECESSARY APPROVAL IS OBTAINED AND IT IS UNDERSTOOD THAT THIS COMMITMENT MAY BE SUBJECT TO FURTHER REQUIREMENTS AND/OR EXCEPTIONS AS MAY THEN BE DEEMED NECESSARY.

END OF SCHEDULE B – SECTION I

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION II

EXCEPTIONS

Schedule B of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the Company:

1.	Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2.	Taxes and assessments for the year 2013 and subsequent years, which are not yet due and payable.

3.	Standard Exceptions:

A.	Easements, claims of easements, boundary line disputes, overlaps, encroachments or other matters not shown by the public records which would be disclosed by an accurate survey of the Land.

B.	Rights or claims of parties in possession not shown by the public records.

C.	Any lien, or right to a lien, for services, labor, or materials heretofore or hereafter furnished, imposed by law and not shown by the public records.

D.	Taxes or assessments which are not shown as existing liens in the public records.

NOTES ON STANDARD EXCEPTIONS:

Item 3A will be deleted from the policy upon receipt of an accurate survey of the land acceptable to the Company. Items 3B, 3C, and 3D will be deleted from the policy upon receipt of an affidavit-indemnity acceptable to the Company, stating (i) who is in possession of the land, (ii) whether improvements to the land have been made or are contemplated to commence prior to the date of closing, which improvements will not have been paid for in full prior to the closing, and (iii) that there are no taxes or assessments which are not shown as existing liens in the public records.

4.	INTENTIONALLY DELETED.

5.	Gold Coast Cablevision Hotel/Motel Bulk Rate Agreement for Cable Television Service, filed June 28, 1995, in Official Records Book 16830, Page 2299.

6.	INTENTIONALLY DELETED.

7.	Declaration of Restrictive Covenants recorded in Official Records Book 22715, Page 509.

8.	INTENTIONALLY DELETED.

9.	Title is not insured to any lands or improvements lying easterly of the Erosion Control Line as recorded in Plat Book 105, Page 62.

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION II

EXCEPTIONS

10.	The rights, if any, of the public to use as a public beach or recreational area, any part of the land lying between the body of water abutting said land described in Schedule A and the natural line of vegetation, bluff, extreme high water line or other apparent boundary separating the publicly used area from the upland private area, and any right of access thereto.

11.	Title is not insured to any lands or improvements lying below the mean high water line of the Atlantic Ocean adjacent thereto.

12.	Declaration of Restrictive Covenants by and between Beach Hotel Associates, LLC, a Delaware limited liability company, and the City of Miami Beach, Florida, a municipality of the State of Florida, dated October 25, 2012, filed November 9, 2012 in Official Records Book 28352, page 1904, together with Subordination of Mortgagee filed November 9, 2012 in Official Records Book 28352, page 1912.

13.	The following matters shown on that certain survey prepared by Eddie Martinez of Zurweille-Whittaker, last certified September 5, 2012 under Job No. ______________:

a)	Planters, parking station, curbs, gutters and wood fence extending into the right-of-way of 17th Street.

b)	Wooden doorway, 0.05’ curb and concrete and ficus hedge extending into the right-of-way of Collins Avenue.

c)	Walking path, boardwalk and concrete encroaching easterly of the Erosion Control Line.

Note: The survey must be certified to Chicago Title Insurance Company and the Insured.

NOTE: Coastal Construction Control Line Plat recorded at Plat Book 74, at Page 25 which plat depicts the Coastal Construction Control Line set for Miami-Dade County as affecting the lands described in this commitment.

NOTE: All recording references in this commitment/policy shall refer to the public records of Miami-Dade County, Florida, unless otherwise noted.

NOTE: In accordance with Florida Statutes section 627.4131, please be advised that the insured hereunder may present inquiries, obtain information about coverage, or receive assistance in resolving complaints, by contacting Chicago Title Insurance Company, 15951 SW 41st Street, Suite 800, Weston, FL 33331; Telephone 954-217-1744.

Searched By: Patrick Quirk

END OF SCHEDULE B – SECTION II

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

EXHIBIT “A”

Lots 9, 10, 11 and 12, in Block 29 of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, a subdivision of Miami-Dade County, Florida, according to the Plat thereof duly recorded upon the Public records of Miami-Dade County, Florida in Plat Book 2, Page 77 thereof;

Also that tract of land shown on plat of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida, described as follows:

Begin at the Southeast corner of Lot 9 in Block 29 as shown on plat of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida; thence run in a Northerly direction along the Easterly line of said Block 29 of the aforesaid plat and the Northerly extension thereof a distance of 136.897 feet, more or less, to the point of intersection of the center line of 17th Street; thence run Easterly along the center line of 17th Street; extended, a distance of 204.17 feet, more or less, to the point of intersection of said center line of 17th Street extended Easterly to the Erosion Control Line of the Atlantic Ocean, said Line recorded in Plat Book 105, Page 62, Public Records of Miami-Dade County, Florida, thence run Southerly along the said Erosion Control Line, a distance of 137.465 feet to the intersection of the extension Easterly of the Southerly Line of referenced Lot 9, thence run Westerly along the Easterly extension of Lot 9, a distance of 200.96 feet, more or less, to the Point of Beginning.

Less and except, however, that certain portion of such land as was appropriated and taken by the City of Miami Beach, Florida, in that certain eminent domain or condemnation proceeding a final judgment for which was recorded in Deed Book 3106, Page 96, which covers that portion of the premises lying northerly of the northerly line of said Block 29 extended easterly to the Erosion Control Line recorded in Plat Book 105, Page 62 of the Public Records of Miami-Dade County, Florida.

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

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SCHEDULE A

Name and Address of Title Insurance Company:

Chicago Title Insurance Company

15951 SW 41 Street

Weston, FL 33331

File No.:	4071112	Policy No.:	pro forma

Address Reference:	1685 Collins Ave., Miami Beach)
(For information only)		Amount of Insurance: $ 120,000,000.00 Premium: $tbd

Date of Policy:	DATE AND TIME OF TRANSFER OF MEMBERSHIP INTERESTS

1.	Name of Insured:

Beach Hotel Associates LLC, a Delaware limited liability company and Vintage Deco Hospitality, LLC, a Delaware limited liability company, as their interests may appear

2.	The estate or interest in the land that is encumbered by this policy is:

Fee	simple

3.	Title is vested in:

Beach Hotel Associates LLC, a Delaware limited liability company

4.	The land referred to in this policy is described as follows:

Lots 9, 10, 11 and 12, in Block 29 of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, a subdivision of Miami-Dade County, Florida, according to the Plat thereof duly recorded upon the Public records of Miami-Dade County, Florida in Plat Book 2, Page 77 thereof;

Also that tract of land shown on plat of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida, described as follows:

Begin at the Southeast corner of Lot 9 in Block 29 as shown on plat of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida; thence run in a Northerly direction along the Easterly line of said Block 29 of the aforesaid plat and the Northerly extension thereof a distance of 136.897 feet, more or less, to the point of intersection of the center line of 17th Street; thence run Easterly along the center line of 17th Street; extended, a distance of 204.17 feet, more or less, to the point of intersection of said center line of 17th Street extended Easterly to the Erosion Control Line of the Atlantic Ocean, said Line recorded in Plat Book 105, Page 62, Public Records of Miami-Dade County, Florida, thence run Southerly along the said Erosion Control Line, a distance of 137.465 feet to the intersection of the extension Easterly of the Southerly Line of referenced Lot 9, thence run Westerly along the Easterly extension of Lot 9, a distance of 200.96 feet, more or less, to the Point of Beginning.

Less and except, however, that certain portion of such land as was appropriated and taken by the City of Miami Beach, Florida, in that certain eminent domain or condemnation proceeding a final judgment for which was recorded in Deed Book 3106, Page 96, which covers that portion of the premises lying northerly of the northerly line of said Block 29 extended easterly to the Erosion Control Line recorded in Plat Book 105, Page 62 of the Public Records of Miami-Dade County, Florida.

SCHEDULE B

EXCEPTIONS FROM COVERAGE

This policy does not insure against loss or damage, and the Company will not pay costs, attorneys’ fees, or expenses that arise by reason of:

1.	Taxes and assessments for the year 2012 and subsequent years, which are not yet due and payable.

~~2.~~	~~Easements, claims of easements, boundary line disputes, overlaps, encroachments or other matters not shown by the public records which would be disclosed by an accurate survey of the land.~~

~~3.~~	~~Rights or claims of parties in possession not shown by the public records.~~

~~4.~~	~~Any lien, or right to a lien, for services, labor, or materials heretofore or hereafter furnished, imposed by law and not shown by the public records.~~

~~5.~~	~~Taxes or assessments which are not shown as existing liens in the public records.~~

~~6.~~	~~Any claim that any portion of the insured land is sovereign lands of the State of Florida, including submerged, filled or artificially exposed lands accreted to such land.~~

~~7.~~	~~Any lien provided by Chapter 159, Florida Statutes, in favor of any city, town, village or port authority for unpaid service charges for service by any water, sewer or gas system supplying the insured land.~~

8.	Gold Coast Cablevision Hotel/Motel Bulk Rate Agreement for Cable Television Service, filed June 28, 1995, in Official Records Book 16830, Page 2299.

9.	Declaration of Restrictive Covenants recorded in Official Records Book 22715, Page 509.

10.	Title is not insured to any lands or improvements lying easterly of the Erosion Control Line as recorded in Plat Book 105, Page 62.

11.	The rights, if any, of the public to use as a public beach or recreational area, any part of the land lying between the body of water abutting said land described in Schedule A and the natural line of vegetation, bluff, extreme high water line or other apparent boundary separating the publicly used area from the upland private area, and any right of access thereto.

12.	Title is not insured to any lands or improvements lying below the mean high water line of the Atlantic Ocean adjacent thereto.

13.	Declaration of Restrictive Covenants by and between Beach Hotel Associates LLC, a Delaware limited liability company, and the City of Miami Beach, Florida, a municipality of the State of Florida, dated October 25, 2012, filed November 9, 2012 in Official Records Book 28352, page 1904, together with Subordination of Mortgagee filed November 9, 2012 in Official Records Book 28352, page 1912.

14.	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, made by Beach Hotel Associates LLC, a Delaware limited liability company, to Deutsche Bank Trust Company Americas, as Agent, for itself, the Issuing Bank and for certain Lenders party to the Credit Agreement, dated as of July 28, 2011, recorded July 29, 2011 in Official Records Book 2774, page 357, as assigned to Deutsche Bank Trust Company Americas, by Assignment of Mortgage, dated ________, 2013, made by Deutsche Bank Trust Company Americas, as Agent, for itself, the Issuing Bank and for certain Lenders, to Deutsche Bank Trust Company Americas, as Agent for itself and the Lenders, recorded ______________, 2012 in Official Records Book ______, page _______, and as amended and restated by Amended and Restated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated ___________, 2013, made by Beach Hotel Associates LLC to Deutsche Bank Trust Company Americas, as Agent for itself and the Lenders, recorded ______________, 2013 in Official Records Book ______, page _______.

15.	Assignment of Leases and Rents from Beach Hotel Associates, LLC, a Delaware limited liability company in favor of Deutsche Bank Trust Company Americas, dated ________________, 2013, filed __________, 2013 in Official Records Book ___________, page __________.

16.	UCC-1 Financing Statement, Beach Hotel Associates, LLC, a Delaware limited liability company – Debtor, Deutsche Bank Trust Company Americas– Secured Party, dated ________________, 2013, filed __________, 201 in Official Records Book ___________, page __________.

17.	The following matters shown on that certain survey prepared by Eddie Martinez of Zurweille-Whittaker, dated August 29, 2012, last revised March 28, 2013:

a)	Planters, parking station, curbs, gutters and wood fence extending into the right-of-way of 17th Street.

b)	Wooden doorway, 0.05’ curb and concrete and ficus hedge extending into the right-of-way of Collins Avenue.

c)	Walking path, boardwalk and concrete encroaching easterly of the Erosion Control Line.

NOTE: Coastal Construction Control Line Plat recorded at Plat Book 74, at Page 25 which plat depicts the Coastal Construction Control Line set for Miami-Dade County as affecting the lands described in this commitment.

NOTE: All recording references in this commitment/policy shall refer to the public records of Miami-Dade County, Florida, unless otherwise noted.

This is a pro forma policy furnished to or on behalf of the party to be insured. It does not reflect the present status of title and is not a commitment to insure the estate or interest as shown herein, nor does it evidence the willingness of the Company to provide any affirmative coverage shown herein. Any such commitment must be an express written undertaking or appropriate forms of the Company.

THE TELEPHONE NUMBER TO PRESENT INQUIRIES OR OBTAIN INFORMATION ABOUT COVERAGE AND TO PROVIDE ASSISTANCE IS 1-800-669-7450

THIS POLICY VALID ONLY IF SCHEDULE B IS ATTACHED

30609	5 of 8	ALTA Owner’s Policy (6/17/06) (with Florida Modifications)

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association

ENDORSEMENT

RESTRICTIONS, ENCROACHMENTS, MINERALS – OWNER’S POLICY – IMPROVED LAND

Attached to Policy No.

PRO FORMA

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures the Insured against loss or damage sustained by reason of:

1.	The existence, at Date of Policy, of any of the following unless expressly excepted in Schedule B:

(a)	Present violations on the land of any enforceable covenants, conditions or restrictions, or any existing improvements on the land which violate any building setback lines shown on a plat of subdivision recorded or filed in the public records.

(b)	Any instrument referred to in Schedule B as containing covenants, conditions or restrictions on the land which, in addition, (i) establishes an easement on the land; (ii) provides for an option to purchase, a right of first refusal or the prior approval of a future purchaser or occupant; or; (iii) provides a right of reentry, possibility of reverter or right of forfeiture because of violations on the land of any enforceable covenants, conditions or restrictions.

(c)	Any encroachment of existing improvements located on the land onto adjoining land, or any encroachment onto the land of existing improvements located on adjoining land.

(d)	Any encroachment of existing improvements located on the land onto that portion of the land subject to any easement excepted in Schedule B.

(e)	Any notices of violation of covenants, conditions and restrictions relating to environmental protection recorded or filed in the public records.

2.	Damage to existing buildings:

(a)	Which are located on or encroach upon that portion of the land subject to any easement excepted in Schedule B, which damage results from the exercise of the right to maintain the easement for the purpose for which it was granted or reserved;

(b)	Resulting from the future exercise of any right existing at Date of Policy to use the surface of the land for the extraction or development of minerals excepted from the description of the land or excepted in Schedule B.

3.	Any final court order or judgment requiring the removal from any land adjoining the land of any encroachment, other than fences, landscaping or driveways, excepted in Schedule B.

4.	Any final court order or judgment denying the right to maintain any existing building on the land because of any violation of covenants, conditions or restrictions or building setback lines shown on a plat of subdivision recorded or filed in the public records at Date of Policy.

Whenever in this endorsement the words “covenants, conditions or restrictions” appear, they shall not be deemed to refer to or include the terms, covenants, conditions or limitations contained in an instrument creating a lease.

As used in paragraphs 1(a) and 4, the words “covenants, conditions or restrictions” shall not be deemed to refer to or include any covenants, conditions or restrictions relating to environmental protection.

This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

DATED:	DATE OF RECORDING

CHICAGO TITLE INSURANCE COMPANY

Authorized Signatory

ALTA 9.2-06 Restrictions, Encroachment, Minerals- Owner’s Policy-Improved Land (6/16/06)(with Florida modifications)

81E10509	1 of 1
Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ENDORSEMENT

SURVEY

Attached to Policy No.

PRO FORMA

Issued by

CHICAGO TITLE INSURANCE COMPANY

The	Company hereby acknowledges the lands described in Schedule A are the same lands described in the survey prepared by Eddie Martinez of Zurweille-Whittaker, dated August 29, 2012, last revised March 28, 2013, however, the Company does not insure the accuracy or completeness of said survey.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv)increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsement

ENDORSEMENT

CONTIGUITY

Attached to Policy No.

PRO FORMA

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures the Insured herein against loss or damage by virtue of any inaccuracy in the following statement, to wit:

The Parcels set forth in the legal description are contiguous to each other along their common boundary lines, and taken as a tract, constitute one parcel of land.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

MIAMI 3615197.1 80111/41545

DATED:	DATE OF RECORDING

CHICAGO TITLE INSURANCE COMPANY

PROFORMA
Authorized Signature

1 of 1	Contiguity endorsment

EXHIBIT G

Form of Intercompany Release

FOR VALUE RECEIVED, Morgans Group LLC, a Delaware limited liability company (the “Seller”), Morgans Hotel Group Management, LLC, a Delaware limited liability company (the “Manager”), for themselves and on behalf of each of their Affiliates (each, a “Releasing Person”), hereby irrevocably and unconditionally release, acquit and forever discharge Beach Hotel Associates LLC (the “Company”) from, and acknowledge cancellation of, any and all intercompany debts, payables or other Liabilities of the Company to Seller, Manager or any of their respective Affiliates (other than any debts, payables or Liabilities arising under the New Management Agreement from and after the Closing), whether known or unknown, suspected or unsuspected, both at law and in equity, which each Releasing Person now has, has ever had or may have against the Company. The foregoing release shall become effective on the date hereof immediately prior to the assignment of the Interests to Purchaser at Closing.

Capitalized terms used but not defined herein have the meanings assigned to them in that certain Membership Interest Purchase Agreement (Delano Hotel, Miami Beach, Florida), dated as of March ___, 2013, by and between the Seller and Vintage Deco Hospitality, LLC.

Dated effective as of [    ], 2013.

Seller:	MORGANS GROUP LLC, a Delaware limited liability company

By:
Name:
Its:

Manager:	MORGANS HOTEL GROUP MANAGEMENT, LLC, a Delaware limited liability company

By:
Name:
Its:

i